Exhibit 10.1

Execution Copy

DIEBOLD, INCORPORATED,

THE SUBSIDIARY BORROWERS,

CREDIT AGREEMENT

dated as of June 30, 2011

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

THE LENDERS PARTY HERETO

J.P. MORGAN SECURITIES LLC,

PNC CAPITAL MARKETS LLC

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Bookrunners

PNC BANK, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agents

BANK OF AMERICA, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Documentation Agents

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		1
1.1.	Defined Terms	1
1.2.	Rules of Construction	22
1.3.	Accounting Terms; GAAP	22
1.4.	Redenomination of Certain Foreign Currencies	23

ARTICLE II - THE CREDITS		23
2.1.	The Commitments	23
2.2.	Repayment of Loans; Evidence of Debt	23
2.3.	Procedures for Borrowing	24
2.4.	Termination or Reduction	24
2.5.	Facility and Administrative Agent Fees	25
2.6.	Optional and Mandatory Principal Payments on All Loans	25
2.7.	Conversion and Continuation of Outstanding Advances	26
2.8.	Interest Rates, Interest Payment Dates; Interest and Fee Basis	26
2.9.	Rates Applicable After Default	27
2.10.	Pro Rata Payment, Method of Payment	27
2.11.	Telephonic Notices	28
2.12.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	28
2.13.	Lending Installations	28
2.14.	Non-Receipt of Funds by the Administrative Agent	28
2.15.	Facility Letters of Credit	29
2.16.	Swing Loans	33
2.17.	Defaulting Lenders	34
2.18	Guaranties	37
2.19	Incremental Credit Extensions	37

ARTICLE III - CHANGE IN CIRCUMSTANCES, TAXES		39
3.1	Alternate Rate of Interest	39
3.2	Increased Costs	40
3.3	Break Funding Payments	41
3.4.	Withholding of Taxes; Gross-Up	41
3.5	Mitigation Obligations; Replacement of Lenders	44

ARTICLE IV - CONDITIONS PRECEDENT		45
4.1.	Closing Conditions	45
4.2.	Each Advance	46

ARTICLE V - REPRESENTATIONS AND WARRANTIES		47
5.1.	Corporate Existence and Standing	47
5.2.	Authorization and Validity	47
5.3.	No Conflict; Government Consent	47
5.4.	Financial Statements	47
5.5.	Material Adverse Change	48

i

5.6.	Taxes	48
5.7.	Litigation and Guarantee Obligations	48
5.8.	Subsidiaries	48
5.9.	ERISA	48
5.10.	Accuracy of Information	49
5.11.	Regulations T, U and X	49
5.12.	Material Agreements	49
5.13.	Compliance With Laws; Properties	49
5.14.	Plan Assets; Prohibited Transactions	49
5.15.	Environmental Matters	50
5.16.	Investment Company Act	50
5.17.	Subsidiary Borrowers	50
5.18.	Insurance	50
5.19.	Ownership of Properties	50
5.20	Labor Controversies	50
5.21	Burdensome Obligations	50

ARTICLE VI - COVENANTS		51
6.1.	Financial Reporting	51
6.2.	Use of Proceeds	52
6.3.	Notice of Default	52
6.4.	Conduct of Business	52
6.5.	Taxes	52
6.6.	Insurance	52
6.7.	Compliance with Laws	53
6.8.	Properties; Inspection	53
6.9.	Merger	53
6.10.	Sale of Assets	53
6.11.	Investments and Acquisitions	54
6.12.	Liens	55
6.13.	Affiliates	56
6.14.	Indebtedness of Certain Subsidiaries	56
6.15.	Limitation on Restrictions on Subsidiary Distributions	57
6.16.	Financial Contracts	58
6.17.	Total Net Debt to Capitalization Ratio	58
6.18.	Interest Coverage Ratio	58
6.19.	New Headquarters	58
6.20.	Receivables Indebtedness	58

ARTICLE VII - DEFAULTS		59

ARTICLE VIII - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		61
8.1.	Acceleration	61
8.2.	Amendments	62
8.3.	Preservation of Rights	64

ARTICLE IX - GUARANTEE		64
9.1.	Guarantee	64
9.2.	No Subrogation	65

9.3.	Amendments, etc. with respect to the Obligations; Waiver of Rights	65
9.4.	Guarantee Absolute and Unconditional	66
9.5.	Reinstatement	67
9.6.	Payments	67

ARTICLE X - GENERAL PROVISIONS		67
10.1.	Survival of Representations	67
10.2.	Governmental Regulation	67
10.3.	Headings	67
10.4.	Entire Agreement	67
10.5.	Several Obligations; Benefits of this Agreement	67
10.6.	Expenses; Indemnification	67
10.7.	Severability of Provisions	68
10.8.	Nonliability of Lenders	68
10.9.	Confidentiality	69
10.10.	Nonreliance	70
10.11.	USA PATRIOT Act	70
10.12.	Interest Rate Limitation	70

ARTICLE XI - THE ADMINISTRATIVE AGENT		70

ARTICLE XII - SETOFF; ADJUSTMENTS AMONG LENDERS		72
12.1.	Setoff	72
12.2.	Ratable Payments	72

ARTICLE XIII - BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		72
13.1.	Successors and Assigns	72
13.2.	Dissemination of Information	75
13.3.	Tax Treatment	75

ARTICLE XIV - NOTICES		75
14.1.	Notices	75
14.2.	Change of Address	76

ARTICLE XV - COUNTERPARTS		76

ARTICLE XVI - CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY		76
16.1.	Choice of Law	76
16.2.	Waiver of Jury Trial	76
16.3.	Submission to Jurisdiction; Waivers	77
16.4.	Acknowledgments	78
16.5.	Power of Attorney	78
16.6.	Judgment	78

EXHIBITS

EXHIBIT A – PRICING SCHEDULE

EXHIBIT B – ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C – DOMESTIC SUBSIDIARY BORROWER OPINION OF COUNSEL

EXHIBIT D – FOREIGN SUBSIDIARY BORROWER OPINION OF COUNSEL

EXHIBIT E – GUARANTY

EXHIBIT F – JOINDER AGREEMENT

EXHIBIT G – MANDATORY COSTS

EXHIBIT H – NOTE

EXHIBIT I – COMMITMENT AND ACCEPTANCE

EXHIBIT J – U.S. TAX CERTIFICATE

EXHIBIT K – OPINION OF COUNSEL

EXHIBIT L – WRITTEN TRANSFER INSTRUCTIONS

EXHIBIT M – COMPLIANCE CERTIFICATE

SCHEDULES

SCHEDULE 1.1(a) – COMMITMENTS

SCHEDULE 1.1(b) – INTEGRATED SERVICE CONTRACT DEBT

SCHEDULE 1.1(c) – SUBSIDIARY BORROWERS

SCHEDULE 5.7 – LITIGATION

SCHEDULE 5.8 – SUBSIDIARIES

SCHEDULE 6.12 – LIENS

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of June 30, 2011, is among DIEBOLD, INCORPORATED, an Ohio corporation (the “Company”), the SUBSIDIARY BORROWERS (as hereinafter defined) from time to time parties hereto (together with the Company, the “Borrowers”), the lenders from time to time parties hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus, without duplication, plus (ii) the amount of all reserves, costs (including without limitation all Mandatory Costs as reasonably determined by the Administrative Agent) or similar requirements relating to the funding of the relevant Available Foreign Currency (if any), as reasonably determined by the Administrative Agent.

“Administrative Agent” means JPMorgan Chase in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans or Facility Letters of Credit of the same Type and, in the case of Foreign Currency Loans, in the same Available Foreign Currency and for the same Interest Period, and further, in the case of Eurocurrency Loans, for the same Interest Period, made by the Lenders on the same Borrowing Date (or converted or continued by the Lenders on the same date of conversion or continuation).

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of Voting Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Commitments” means the aggregate amount of the Commitments of all Lenders.

“Aggregate Outstandings” means as at any date of determination with respect to any Lender, the sum of the Dollar Equivalent Amount on such date of the aggregate unpaid principal amount of such Lender’s Loans on such date and, without duplication, the Dollar Equivalent Amount on such date of the amount of such Lender’s Pro Rata Share of the Facility Letter of Credit Obligations and Swing Loans on such date.

“Aggregate Revolving Credit Commitments” means the aggregate amount of the Revolving Credit Commitments of all Lenders.

“Aggregate Revolving Credit Outstandings” means as at any date of determination with respect to any Lender, the sum of the Dollar Equivalent Amount on such date of the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans on such date and the Dollar Equivalent Amount on such date of the amount of such Lender’s Pro Rata Share of the Facility Letter of Credit Obligations and Swing Loans on such date.

“Agreed Currencies” means (i) Dollars, (ii) the Euro, and (iii) any other Eligible Currency which a Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is a currency all of the Lenders and the Administrative Agent agree to make an Agreed Currency.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Currency” is defined in Section 16.6.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means the amounts set forth in the Pricing Schedule on Exhibit A hereto.

“Approved Fund” has the meaning assigned to such term in Section 13.1.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Borrower, any of the president, the chief executive officer, any Designated Financial Officer or the secretary of the Company or any other Person designated by any of the foregoing in writing to the Administrative Agent from time to time to act on behalf of any Borrower (or, if so designated, a specific Borrower) which designation has not been rescinded in writing, in each case acting singly, provided that two Authorized Officers shall be required to modify the wiring instructions for any Advance.

“Available Foreign Currencies” means the Agreed Currencies other than Dollars.

“Bankruptcy Event” means, with respect to any Lender or a Parent of any Lender, such Lender or Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender or Parent by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Parent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Borrowers” is defined in the preamble hereto.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.3, 2.15 or 2.16 as a date on which a Borrower requests the Lenders to make Loans hereunder or, with respect to the issuance of any Facility Letter of Credit, the date the applicable Issuer issues such Facility Letter of Credit.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Foreign Currency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, London and New York for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars, Euros and, if another Agreed Currency is relevant, such other Agreed Currency or Currencies are carried on in the London interbank market, (ii) if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day which is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor thereto, is open, and (iii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, London and New York for the conduct of substantially all of their commercial lending activities.

“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents

(however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (i) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender or (y) any bank whose short-term commercial paper rating from S&P is at least investment grade or the equivalent thereof (any such bank, an “Approved Lender”), (iii) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least investment grade or the equivalent thereof, (iv) investment grade bonds and preferred stock of investment grade companies, including but not limited to municipal bonds, corporate bonds, treasury bonds, etc., (v) foreign Investments that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (iv) above, (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (v) above and (vii) other securities and financial instruments which offer a security comparable to those listed above.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (i) a majority of the members of the Board of Directors of the Company shall not be Continuing Directors; or (ii) any Person, including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Company and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 30% of the combined voting power of Company’s Voting Stock.

“Charges” is defined in Section 10.12.

“Class”, when used in reference to any Loan or Commitment, refers to whether such Loan is a Revolving Credit Loan or Incremental Term Loan or such Commitment is a Revolving Credit Commitment or an Incremental Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitments” means the Revolving Credit Commitments and the Incremental Term Loan Commitments.

“Commitment and Acceptance” is defined in Section 2.19.

“Company” is defined in the preamble hereto.

“Company Finance Bonds” means bonds or similar instruments issued by a Governmental Authority or other Person issuing bonds or similar instruments, the net proceeds of which are loaned or otherwise provided to the Company or any of its Subsidiaries in connection with, or otherwise applied to, the acquisition, construction or improvement of the Company’s contemplated new headquarters, and thus directly or indirectly result in Indebtedness (including as a result of a Capitalized Lease) owing by the Company or a Subsidiary.

“Compliance Certificate” is defined in Section 6.1(iii).

“Condemnation” is defined in Section 7.8.

“Continuing Directors” means individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company, together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least two-thirds of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Conversion/Continuation Notice” is defined in Section 2.7.

“Credit Party” means the Administrative Agent, the Swing Lender, the Issuer, or any other Lender.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Swing Lender or the Issuer, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Financial Officer” means, with respect to any Borrower, its chief financial officer, director of treasury services, treasurer, assistant treasurer, or similar position.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

“Dollars”, “U.S. Dollars” and “$” means dollars in lawful currency of the United States of America.

“Dollar Equivalent Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is in Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Domestic Loan Party” means a Loan Party which is not a Foreign Subsidiary.

“Domestic Subsidiary” means each present and future Subsidiary of the Company which is not a Foreign Subsidiary.

“Domestic Subsidiary Borrower” means each Domestic Subsidiary listed as a Domestic Subsidiary Borrower in Schedule 1.1(c) as amended from time to time in accordance with Section 8.2.2.

“Domestic Subsidiary Opinion” means with respect to any Domestic Subsidiary Borrower, a legal opinion of counsel to such Domestic Subsidiary Borrower (or the Company) addressed to the Administrative Agent and the Lenders concluding that such Domestic Subsidiary Borrower and the Loan Documents to which it is a party substantially comply with the matters listed on Exhibit C, with such assumptions, qualifications and deviations therefrom as are reasonably acceptable to the Administrative Agent.

“EBIT” means, for any period, the sum of (a) the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP, plus (b) to the extent deducted in determining such net income, income taxes, and Interest Expense (without, however, giving effect to the proviso to the definition thereof), and any extraordinary and non-recurring losses and non-cash charges and related tax effects in accordance with GAAP, minus (c) to the extent included in determining such net income, each of the following, without duplication: (i) the income of any Person (other than a Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (ii) the income of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (iii) gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP, (iv) any other extraordinary or non-recurring gains or other income not from the continuing operations of the Company or its Subsidiaries, and related tax effects in accordance with GAAP and (v) the income of any Subsidiary of the Company (other than Subsidiaries which are not material in the aggregate as agreed upon between the Company and the Administrative Agent) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Effective Date” means the date on which the conditions precedent set forth in Sections 4.1 and 4.2 are satisfied.

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) that is convertible into Dollars in the international interbank market and (v) as to which a Dollar Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the reasonable determination of the Administrative Agent, no longer readily available or freely traded or (z) in the reasonable determination of the Administrative Agent, a Dollar Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Environmental Laws” means, with respect to the Company or any of its Subsidiaries, any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of Hazardous Substances into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof, in each case, applicable to the Company’s or any of its Subsidiary’s operations or Property.

“Equivalent Amount” of any currency with respect to any amount of any other currency at any date means the equivalent in such currency of such amount of such other currency, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined, or if such rates are not then available, as otherwise reasonably determined by the Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.

“Euro” or “€” means the single lawful currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum equal to the sum of the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin.

“European Commission” means the institution responsible for regulating competition in Europe.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which any Lending Installation of such Lender or the Administrative Agent, as the case may be, is located, (c) any withholding Tax attributable to such Recipient’s failure to comply with Section 3.4(f), (d) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 3.5(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 3.4(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Taxes pursuant to Section 3.4(a), (e) any withholding Taxes imposed by FATCA, and (f) any Tax that could be avoided if the Lender is able to change its Lending Installation (provided that, for the avoidance of doubt, the Lender shall not be deemed able to change its Lending Installation if such Lender has used reasonable efforts to do so and is unable to change its Lending Installation for any material reason or such Lender has determined that it is disadvantageous for it to do so).

“Existing Loan Agreement” means the Loan Agreement dated as of October 19, 2009, as amended, among the Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent for such lenders.

“External Subsidiary” means a Subsidiary of the Company which is not a Loan Party.

“Facility Letter of Credit” means a Letter of Credit issued by an Issuer pursuant to Section 2.15.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of a Borrower under Facility Letters of Credit, including the sum of (a) Reimbursement Obligations and, without duplication, (b) the aggregate undrawn face amount of the outstanding Facility Letters of Credit.

“Facility Termination Date” means the earlier to occur of (a) the date five years after the date of this Agreement or (b) the date on which the Revolving Credit Commitments are terminated pursuant to Article VIII.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any existing and future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing reasonably selected by the Administrative Agent or, when used in connection with any Advance denominated in any Eligible Currency, “Federal Funds Effective Rate” means the correlative rate of interest with respect to such Eligible Currency as reasonably determined by the Administrative Agent for such day.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any Rate Hedging Agreement.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Loan” or “Floating Rate Advance” means a Loan which bears interest at the Floating Rate.

“Foreign Currency Loan” or “Foreign Currency Advance” means any Loan or other Advance denominated in any Available Foreign Currency.

“Foreign Loan Party” means a Loan Party which is a Foreign Subsidiary.

“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States.

“Foreign Subsidiary Borrower” means each Foreign Subsidiary listed as a Foreign Subsidiary Borrower in Schedule 1.1(c), as amended from time to time in accordance with Section 8.2.2.

“Foreign Subsidiary Opinion” means with respect to any Foreign Subsidiary Borrower, a legal opinion of counsel to such Foreign Subsidiary Borrower (or the Company) addressed to the Administrative Agent and the Lenders concluding that such Foreign Subsidiary Borrower and the Loan Documents to which it is a party substantially comply with the matters listed on Exhibit D, with such assumptions, qualifications and deviations therefrom as are reasonably acceptable to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any nation or government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantor” means (a) with respect to the Obligations of the Subsidiary Borrowers, the Company and each present and future Domestic Subsidiary of the Company required to execute a Guaranty pursuant to Section 2.18 and any other Person executing a Guaranty with respect thereto at any time, and (b) with respect to the Obligations of the Company, each present and future Domestic Subsidiary of the Company required to execute a Guaranty pursuant to Section 2.18 and any other Person executing a Guaranty with respect thereto at any time.

“Guaranty” means, with respect to the Company, the guarantee contained in Article IX and, with respect to any other Guarantor, each guaranty agreement in substantially the form of Exhibit E hereto or, in the case of Foreign Subsidiaries that are Guarantors, if any, such other form agreed to by the Administrative Agent and the Company duly executed and delivered by each such Guarantor to the Administrative Agent, including any amendment, modification, renewal or replacement of such guaranty agreement; provided, however, that no Foreign Subsidiary shall be a Guarantor of any Obligations of the Company or a Domestic Subsidiary Borrower.

“Hazardous Substances” means any material or substance: (1) which is or becomes defined as a hazardous substance, pollutant, or contaminant, pursuant to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) (42 USC §9601 et. seq.) as amended and regulations promulgated under it; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is or becomes defined as hazardous waste pursuant to the Resource Conservation and Recovery Act (“RCRA”) (42 USC §6901 et. seq.) as amended and regulations promulgated under it; (4) containing polychlorinated biphenyls (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law; (8) which is or becomes defined or identified as a hazardous waste, hazardous substance, hazardous or toxic chemical, pollutant, contaminant, or biologically Hazardous Substance under any Environmental Law.

“Hostile Acquisition” means the Acquisition of the Capital Stock of a Person (the “Target”) through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved prior to such acquisition by resolutions of the Board of Directors of the Target or by similar action if the Target is not a corporation (and which approval has not been withdrawn).

“Increase Effective Date” is defined in Section 2.19.

“Increase Notice” is defined in Section 2.19.

“Incremental Term Loan Amendment” is defined in Section 2.19.

“Incremental Term Loan Commitment” is defined in Section 2.19.

“Incremental Term Loan Exposure” means as at any date of determination with respect to any Lender, the sum of the aggregate unpaid principal amount of such Lender’s Incremental Term Loan on such date, if any.

“Incremental Term Loans” is defined in Section 2.19.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money or similar obligations, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices), (c) obligations which are evidenced by notes, acceptances, or other instruments (other than Financial Contracts), to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (d) Capitalized Lease Obligations, (e) all obligations in respect of Letters of Credit (other than commercial Letters of Credit referenced in clause (b) above), whether drawn or undrawn, contingent or otherwise, (f) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (g) Off-Balance Sheet Liabilities and Receivables Indebtedness, (h) Guarantee Obligations with respect to any of the foregoing and (i) all obligations of the kind referred to in the foregoing clauses secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Integrated Service Contract” means a contract pursuant to which the Company and/or a Subsidiary provides both equipment and services to an customer.

“Integrated Service Contract Debt” means Indebtedness of a type described on Schedule 1.1(b)

“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) EBIT to (b) Interest Expense, in each case calculated for the four consecutive fiscal quarters then ending, on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Subsidiaries in accordance with GAAP during such period, net of any cash interest income received by the Company and its Subsidiaries during such period from Investments, provided that any Interest Expense on the portion of Integrated Service Contract Debt that is excluded from Total Debt shall be excluded from Interest Expense. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Capitalized Lease payments during such period, all as determined in accordance with GAAP.

“Interest Period” means with respect to any Eurocurrency Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three, or six months thereafter, or such other period as agreed upon by the Lenders making such Eurocurrency Loan, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, or such other period as agreed upon by the Lenders, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period pertaining to a Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period applicable to a Eurocurrency Loan that would otherwise extend beyond the Facility Termination Date, may be elected but shall end on the Facility Termination Date (and such Loan shall be due and payable on the Facility Termination Date and any amounts due under Section 3.4 shall be payable) unless the Facility Termination Date is extended on or before the last day of such Interest Period to a date beyond the end of such Interest Period; and

(iii) any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person (other than Financial Contracts).

“IRS” means the United States Internal Revenue Service.

“Issuers” or “Issuer” means (i) JPMorgan Chase, and (ii) any Lending Installation of JPMorgan Chase as JPMorgan Chase may determine to be the issuer for any Facility Letter of Credit.

“Joinder Agreement” means the Joinder Agreement to be entered into by each Subsidiary Borrower subsequent to the date hereof pursuant to Section 8.2.2, substantially in the form of Exhibit F hereto.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A., a national banking association, and any successor-in-interest thereto.

“Judgment Currency” is defined in Section 16.6.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or otherwise party hereto as a Lender from time to time, and their respective successors and, to the extent permitted by Section 13.1, assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent, as the case may be.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2.15.7.

“LIBO Rate” means, with respect to any Eurocurrency Advance for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Available Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Available Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Advance for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately

11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means, with respect to a Lender, such Lender’s Revolving Credit Loans and Incremental Term Loans, and, with respect to the Swing Lender, Swing Loans.

“Loan Documents” means this Agreement, the Notes, any Guaranties, any Rate Hedging Agreements with any Lenders or their Affiliates and the other agreements, certificates and other documents contemplated hereby or executed or delivered pursuant hereto by any Borrower or any Guarantor at any time with or in favor of the Administrative Agent or any Lender.

“Loan Party” means any Borrower or Guarantor.

“Mandatory Costs” is defined on Exhibit G.

“Margin Stock” means “margin stock” as defined in Regulations U or X or “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Borrowers and Guarantors, taken as a whole, to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Maximum Rate” is defined in Section 10.12.

“Moody’s” means Moody’s Investors Service, Inc., and any successor-in-interest thereto.

“Multiemployer Plan” means a plan defined in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group has an obligation to contribute.

“Net Worth” means, as of any date, the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of the Company and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” is defined in Section 2.2.3.

“Obligations” means collectively, the unpaid principal of and interest on the Loans, all obligations and liabilities pursuant to the Facility Letters of Credit, all Rate Hedging Obligations of each Borrower and each Guarantor to the Administrative Agent, each Lender and their respective Affiliates, and all other obligations and liabilities of each Borrower and each Guarantor to the Administrative Agent or the Lenders under this Agreement and the other Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, as the case may be, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower or any Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a Sale and Leaseback Transaction which is not a Capital Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) any factoring or similar sale of accounts receivable and related rights (including without limitation pursuant to any Permitted Factoring, under an Integrated Service Contract, or otherwise in connection with the incurrence of Integrated Service Contract Debt, but excluding any Permitted Securitization), or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.5(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” is defined in Section 13.1.

“Payment Date” means the last Business Day of each March, June, September and December occurring after the Effective Date, commencing September 30, 2011.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Encumbrances” means:

(a) Liens imposed by law or any Governmental Authority for taxes, assessments or governmental charges or levies that are not yet overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute a Default under Section 7.9;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) precautionary financing statement filings in connection with operating leases.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Factoring” means a factoring or similar sale of accounts receivable and related rights and property on a non-recourse basis by a Foreign Subsidiary which is not entered into in connection with or as part of a Permitted Securitization and is not Integrated Service Contract Debt, in each case pursuant to documentation reasonably customary for such transactions.

“Permitted Securitization” means any receivables financing program providing for the sale of accounts receivable and related rights and property by the Company or any of its Subsidiaries to an SPC in transactions purporting to be sales (and treated as sales for GAAP purposes), which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and permitted under Section 6.20.

“Person” means any natural person, corporation, firm, joint venture, limited liability company, partnership, association, enterprise, company or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group has any obligation to contribute to on or after the Effective Date.

“Prime Rate” means the per annum rate announced or established by the Administrative Agent from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Administrative Agent to any of its customers) or the corporate base rate of interest announced or established by the Administrative Agent or, when used in connection with any Advance denominated in any Eligible Currency, “Prime Rate” means the correlative floating rate of interest customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue, as reasonably determined by the Administrative Agent, which Prime Rate shall change simultaneously with any change in such announced or established rates.

“Pro Rata Share” means, for each Lender, the ratio of such Lender’s Commitment (calculated using the Dollar Equivalent Amount thereof) to the Aggregate Commitments, provided that (a) with respect to Revolving Credit Loans, Facility Letters of Credit, Swing Loans and facility fees with respect to the Revolving Credit Commitment, Pro Rata Share means, for each Lender, the ratio such Lender’s Revolving Credit Commitment bears to the Aggregate Revolving Credit Commitments, and (b) with respect to Incremental Term Loans, Pro Rata Share means, for each Lender, the ratio that such Lender’s Incremental Term Loan bears to the aggregate amount of all Incremental Term Loans. If at any time the Commitments have been terminated, the amount of any Commitment for the purposes of this definition of “Pro Rata Share” only shall be deemed equal to the amount of such Commitment immediately prior to its termination.

“Property” of a Person means any and all property, whether real, personal, movable, immovable, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed New Lender” is defined in Section 2.19.

“Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

“Receivables Indebtedness” means, at any time and without duplication, the aggregate amount of outstanding obligations incurred by the Company and its Subsidiaries (including any SPC) in connection with a Permitted Securitization that would be characterized as principal if such Permitted Securitization in its entirety were structured as a secured lending transaction rather than a purchase (regardless, in either case, of whether any liability of the Company or any Subsidiary thereof in respect of related accounts receivable and related rights and property would be required to be reflected on a balance sheet of such Person in accordance with generally accepted accounting principles).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) the Swing Lender, (c) any Lender and (d) any Issuer.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Reimbursement Obligations” means, at any time, the aggregate of the obligations of the Borrowers to the Lenders and the Issuers in respect of all unreimbursed payments or disbursements made by the Issuers and the Lenders under or in respect of the Facility Letters of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, leak, discharge or leaching of any Hazardous Substances into the environment in violation of any Environmental Law.

“Remedial Action” means an action to address a Release or other violation of Environmental Laws required by any Environmental Law.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with Section 4043(a) of ERISA or of the minimum funding standard under Section 412(c) of the Code.

“Required Lenders” means (a) at any time prior to the termination of the Commitments, Lenders holding greater than 50% of the Aggregate Commitments (with the amount of the Incremental Term Loan Commitments after funding thereof based on the outstanding amount of the Incremental Term Loans); and (b) at any time after the termination of the Commitments, Lenders whose Aggregate Outstandings aggregate greater than 50% of the Aggregate Outstandings of all Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject

(including without limitation any of the foregoing referenced in the Patriot Act Certificate of the Loan Parties dated the Effective Date).

“Reserve Requirement” means, with respect to an Interest Period for Eurocurrency Loans, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), assessments or similar requirements under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).

“Revolving Credit Commitment” means, as to any Lender at any time, its obligation to make Revolving Credit Loans to the Borrowers under Section 2.1 in an aggregate amount not to exceed at any time outstanding the Dollar Equivalent amount of the U.S. Dollar amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Revolving Credit Commitment” or as otherwise established pursuant to Section 13.1, as such amount may be reduced or increased from time to time pursuant to Sections 2.4, 2.19, 13.1 or any other applicable provisions hereof.

“Revolving Credit Commitment Increase” is defined in Section 2.19.

“Revolving Credit Lender” means any Lender with a Revolving Credit Commitment or, after the termination of all Revolving Credit Commitments, any Lender with any Aggregate Revolving Credit Outstandings.

“Revolving Credit Loans” means, with respect to a Lender, such Lender’s revolving credit loans made pursuant to Section 2.1.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and any successor-in-interest thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease or use such Property as lessee or in any other similar capacity.

“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Significant Subsidiary” means each present or future subsidiary of the Company which would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X as currently in effect promulgated by the SEC.

“Single Employer Plan” means a Plan which is maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable and related rights and property in connection with and pursuant to a Permitted Securitization.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Borrowers” means Foreign Subsidiary Borrowers and Domestic Subsidiary Borrowers.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (a) represents more than 15% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the most recent month prior to such determination is made for which consolidated Company financial statements are available, (b) is responsible for more than 15% of the consolidated net sales of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (a) above, (c) represents more than 25% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as of the Effective Date or (d) is responsible for more than 25% of the consolidated net sales of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (c) above.

“Swing Lender” means JPMorgan Chase, together with its Lending Installations.

“Swing Loan” is defined in Section 2.16.

“Syndication Agents” means PNC Bank, National Association and U.S. Bank National Association, in their capacities as syndication agents for the credit facility evidenced by this Agreement.

“Tangible Net Worth” means, as of any date, the difference of (i) Net Worth, minus (ii) to the extent included in determining the amount under the foregoing clause (i), the net book value of goodwill, cost in excess of fair value of net assets acquired, patents, trademarks, tradenames and copyrights, treasury stock and all other assets which are deemed intangible assets under GAAP.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means the total assets of the Company and its Subsidiaries, determined in accordance with GAAP.

“Total Debt” as of any date, means all of the following for the Company and its Subsidiaries on a consolidated basis and without duplication: (i) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capitalized Lease Obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether direct or indirect (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices); (ii) all reimbursement obligations under outstanding Letters of Credit (other than commercial Letters of Credit referenced in clause (i) above) in respect of drafts which (A) may be presented or (B) have been presented and have not yet been paid and are not included in clause (i) above; (iii) all Off-Balance Sheet Liabilities and Receivables Indebtedness; (iv) all Guarantee Obligations of

indebtedness or liabilities of the type described in the foregoing clauses (i), (ii) or (iii) and (v) all obligations of the kind referred to in the foregoing clauses (i), (ii) or (iii) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of debt of such Person for purposes of this clause (v) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations. Notwithstanding the foregoing, (a) each of the following shall be excluded from, and not considered part of, Total Debt: (1) money borrowed by the Company against the cash value of life insurance policies owned by the Company; (2) Integrated Service Contract Debt up to an aggregate amount at any time outstanding not in excess of $125,000,000; (3) Indebtedness consisting of avals by any of the Company’s Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Company’s other Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices, (4) Indebtedness permitted under Section 6.14(x), and (5) any Off-Balance Sheet Liabilities arising in connection with (x) any sale of accounts or lease receivables under an Integrated Service Contract to the extent relating to the product (as opposed to the service) portion of the Integrated Service Contract, or otherwise in connection with the incurrence of Integrated Service Contract Debt, or (y) any other sale of accounts or lease receivables that is not part of an ongoing factoring or similar program (including a Permitted Factoring that is not part of an ongoing factoring or similar program) and do not arise under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt, in each case to the extent such transferred accounts or lease receivables are non-recourse to any of the Company or its Subsidiaries; and (b) if the Company of any of its Subsidiaries purchases and is the holder of any Company Finance Bonds, (i) the Indebtedness of the Company or any of its Subsidiaries incurred in connection therewith (such as pursuant to a loan of proceeds thereof to the Company or a Subsidiary or a Capitalized Lease of real property acquired and/or improved with the proceeds thereof) and (ii) the Indebtedness of the Company or any of its Subsidiaries incurred to purchase the Company Finance Bonds shall be deemed duplicative (and accordingly netted and not double counted in a manner reasonably acceptable to the Company and the Administrative Agent) for purposes of determining Total Debt.

“Total Net Debt” means, at any time, Total Debt minus all Unencumbered Cash with maturities of less than one year of the Company and its Subsidiaries calculated on a consolidated basis, as calculated in accordance with GAAP.

“Total Net Debt to Capitalization Ratio” means the ratio of Total Net Debt to the sum of (a) Total Net Debt plus (b) Net Worth, as calculated in accordance with GAAP.

“Transferee” is defined in Section 13.2.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or Eurocurrency Advance.

“Unencumbered Cash” means all cash and Cash Equivalents owned by the Company or any Subsidiary free and clear of any Lien (other than Liens permitted under Section 6.12(ix)), provided that (i) any cash and Cash Equivalents subject to any cash pooling arrangement or cash management in respect of netting services and similar arrangements shall be considered Unencumbered Cash only to the extent, with respect to any such arrangements, that the total amount of cash and Cash Equivalent on deposit subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto and (ii) Company Finance Bonds shall in no event be considered Unencumbered Cash.

“Unfunded Liabilities” means the amount (if any) by which the actuarial present value of all benefit liabilities under a Single Employer Plan exceeds the fair market value of all such Plan assets allocable to such benefit liabilities, all determined as of the then most recent valuation date for such Plan in accordance with Section 4001(a)(18) of ERISA.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Dollar Loans” means any Loan denominated in U.S. Dollars.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 3.4(f)(ii)(D)(2).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.

“Wholly Owned Subsidiary” of a Person means any other Person of which 100% of the outstanding Voting Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means, as applicable, any Loan Party or the Administrative Agent.

1.2 Rules of Construction. All terms defined in Section 1.1 shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms “herein”, “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Notwithstanding anything herein, in any financial statements of the Company or in GAAP to the contrary, for purposes of calculating the Applicable Margin and of calculating and determining compliance with the financial covenants in Sections 6.17 and 6.18, including defined terms used therein, any Acquisitions made by the Company or any of its Subsidiaries, including through mergers or consolidations and including the incurrence of all Indebtedness related thereto and any other related financial transactions, during the period for which such financial covenants were calculated shall be deemed to have occurred on the first day of the relevant period for which such financial covenants and the Applicable Margin were calculated on a pro forma basis reasonably acceptable to the Administrative Agent.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP without giving effect to such change in GAAP or in the application thereof that is the subject of such notice until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4. Redenomination of Certain Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euros.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may with the Company’s agreement from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Available Foreign Currency.

ARTICLE II

THE CREDITS

2.1 Commitments. From and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Credit Loans in Agreed Currencies to the Borrowers from time to time so long as after giving effect thereto and to any concurrent repayment of Loans the Aggregate Revolving Credit Outstandings of each Lender are equal to or less than its Revolving Credit Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Credit Loans at any time prior to the Facility Termination Date. The Revolving Credit Loans that are U.S. Dollar Loans may be Floating Rate Loans or Eurocurrency Loans, or a combination thereof selected in accordance with Sections 2.3 and 2.7. The Revolving Credit Loans that are Foreign Currency Loans shall be Eurocurrency Loans selected in accordance with Sections 2.3 and 2.7. The Revolving Credit Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2 Repayment of Loans; Evidence of Debt.

2.2.1 Each Borrower hereby each unconditionally promise to pay to the Administrative Agent for the account of each Lender in the relevant Agreed Currency the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower (on a several, not joint and several, basis, but subject, for the avoidance of doubt, to the Guarantee contained in Article IX) on the Facility Termination Date and on such other dates and in such other amounts as may be required from time to time under the terms of this Agreement. Each Borrower hereby further agree to pay to the Administrative Agent for the account of each Lender interest in the relevant Agreed Currency on the unpaid principal amount of the Revolving Credit Loans made to such Borrower (on a several, not joint and several, basis, but subject, for the avoidance of doubt, to the Guarantee contained in Article IX) from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 2.8.

2.2.2 The books and records of the Administrative Agent and of each Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such books and records or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to such Borrowers by such Lender in accordance with the terms of this Agreement.

2.2.3 The Borrowers agree that, upon the request to the Administrative Agent by any Lender from time to time and the subsequent request to the Company by the Administrative Agent, the relevant Borrowers will execute and deliver to such Lender promissory notes evidencing the Loans of any such requesting Lender, substantially in the form of Exhibit H with appropriate insertions as to date, currency and principal amount (each, a “Note”); provided, that the delivery of such Notes shall not be a condition precedent to the Effective Date or any Advance.

2.3 Procedures for Borrowing. Each Borrower may borrow under the Revolving Credit Commitments, in each case from time to time prior to the Facility Termination Date on any Business Day. The applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) if such Loan is denominated in any Available Foreign Currency, 11:00 a.m., London time three Business Days prior to the requested Borrowing Date, and (b) if such Loan is denominated in Dollars, 11:00 a.m., Chicago time three Business Days prior to the requested Borrowing Date if all or any part of the requested Revolving Credit Loans are to be Eurocurrency Loans or one Business Day prior to the requested Borrowing Date if all or any part of the requested Revolving Credit Loans are to be Floating Rate Loans) specifying in each case (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) the Agreed Currency thereof, (iv) whether such Loan is a Floating Rate Loan or a Eurocurrency Loan (and such Loan shall be a Eurocurrency Loan if it is denominated in any Available Foreign Currency), (v) if applicable, the length of the initial Interest Period therefor and (vi) the applicable Borrower. Each borrowing shall be in an Agreed Currency. Each such borrowing shall be in an amount equal to an amount in the relevant Agreed Currency which is 5,000,000 units or a whole multiple of 1,000,000 units in excess thereof or such other amounts as may be agreed upon between the applicable Borrower and the Administrative Agent. Upon receipt of any such notice from any such Borrower, the Administrative Agent shall promptly notify the Lenders with respect to such Borrowing. Not later than 1:00 p.m., local time of the Administrative Agent’s funding office for such Borrower, on the requested Borrowing Date, each Lender shall make an amount equal to its Pro Rata Share of the principal amount of such Revolving Credit Loans requested to be made on such Borrowing Date available to the Administrative Agent at the Administrative Agent’s funding office for such Borrower specified by the Administrative Agent from time to time by notice to the Lenders and in immediately available or other same day funds customarily used for settlement in the relevant Agreed Currency. The amounts made available by each Lender will then be made available to the relevant Borrower at the funding office for such Borrower and in like funds as received by the Administrative Agent.

2.4 Termination or Reduction. The Company may permanently reduce the Revolving Credit Commitments, in whole or in part, ratably among the Lenders in integral multiples of $10,000,000, in each case upon at least three Business Days’ irrevocable written notice to the Administrative Agent, and which notice shall specify the amount of any such reduction, provided, however, that (i) the Aggregate

Revolving Credit Commitments may not be reduced below the Aggregate Revolving Credit Outstandings of all Lenders and (ii) a notice of termination of Revolving Credit Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, incurrence of other Indebtedness, or consummation of another transaction (such as a Change of Control), in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date if such date is not more than five Business Days after the date such notice is given) if such condition is not satisfied. In addition, all accrued facility fees shall be payable on the effective date of any termination of the Revolving Credit Commitments.

2.5 Facility and Administrative Agent Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee (payable in Dollars) at the rate per annum set forth in the Pricing Schedule on Exhibit A attached hereto, on the average daily amount of the Revolving Credit Commitment of such Lender, whether used or unused, from and including the Effective Date to but excluding the Facility Termination Date, and thereafter on the average daily amount of the Revolving Credit Loans and Pro Rata Share of the Swing Loans and Facility Letters of Credit of such Lender, payable on each Payment Date hereafter and on the Facility Termination Date.

(b) The Company agrees to pay to the Administrative Agent for its own account such other fees as agreed to in writing between the Company and the Administrative Agent.

2.6 Optional and Mandatory Principal Payments on All Loans.

2.6.1 Each Borrower may at any time and from time to time prepay Floating Rate Loans, in whole or in part, without penalty or premium, upon at least one Business Day’s irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayment of Floating Rate Loans shall be in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof.

2.6.2 Each Borrower may at any time and from time to time prepay, without premium or penalty (but together with payment of any amount payable pursuant to Section 3.3), its Eurocurrency Loans in whole or in part, upon at least three Business Days’ irrevocable notice to the Administrative Agent specifying the date and amount of prepayment. Partial prepayments of Eurocurrency Loans shall be in an aggregate principal amount in the relevant Agreed Currency of 5,000,000 units or any integral multiple of 1,000,000 units in excess thereof, or such lesser principal amount as may equal the outstanding Eurocurrency Loans or such lesser amount as may be agreed to by the Administrative Agent.

2.6.3 If the Aggregate Revolving Credit Outstandings of all Lenders exceed the Aggregate Revolving Credit Commitments at any time the applicable Borrowers shall promptly prepay the Aggregate Revolving Credit Outstandings or cash collateralize Facility Letters of Credit in the amount of such excess; provided that it is understood that this Section 2.6.3 shall not require any Foreign Subsidiary Borrower to prepay or cash collateralize amounts in excess of its then applicable Aggregate Revolving Credit Outstandings.

2.6.4 Each prepayment pursuant to this Section 2.6 and each conversion (other than a conversion of a Floating Rate Loan to a Eurocurrency Loan) pursuant to Section 2.7 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 3.4 in connection with such payment.

2.6.5 Prepayments pursuant to this Section 2.6 shall be applied as follows: (a) in the case of prepayments of U.S. Dollar Loans, first to prepay Floating Rate Loans and second to prepay Eurocurrency Loans then outstanding in such order as the Company or such Borrower may direct and (b) in the case of prepayments of Foreign Currency Loans, to prepay Foreign Currency Loans made to such Borrower in such order as the Company or such Borrower may direct, provided that all prepayments on any Loans to a Borrower shall be applied pro rata to the Loans owing by such Borrower.

2.6.6 All Revolving Credit Loans prepaid may be reborrowed and successively repaid and reborrowed, subject to the other terms and conditions in this Agreement.

2.7. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Floating Rate Advance in the case of U.S. Dollar Loans or automatically continued for an Interest Period of one month in the case of Foreign Currency Loans, unless the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms hereof, any Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advance (subject to, in the case of conversion of any Eurocurrency Advance other than on the last day of the Interest Period applicable thereto, payment of any amounts payable under Section 3.4 in connection therewith). The Company shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 11:00 a.m. (Chicago time for U.S. Dollar Loans and London time for Foreign Currency Loans) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance, prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued (which shall be limited to Eurocurrency Loans in the case of Foreign Currency Loans), and

(c) the amounts and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.8 Interest Rates, Interest Payment Dates; Interest and Fee Basis. (a) Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Eurocurrency Loan into a Floating Rate Loan pursuant to Section 2.7 to but excluding the date it becomes due or is converted into a Eurocurrency Loan pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such Interest Period. Each Swing Loan shall bear interest at such rate as is agreed upon between the applicable Borrower and the Swing Lender.

(b) Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Effective Date and at maturity. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Swing Loan shall be payable on demand by the Swing Lender.

(c) Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, except as otherwise provided in the definition of Interest Period, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(d) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period such interest or fee is payable over a year comprised of 360 days or, in the case of Floating Rate Loans based on the Prime Rate, 365/366 days, unless the Administrative Agent reasonably determines that it is market practice to calculate such interest or fees on Foreign Currency Advances on a different basis.

(e) Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Advance.

2.9 Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Agreement, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued (after the expiration of the then current Interest Period) as a Eurocurrency Advance, provided that, notwithstanding the foregoing, any outstanding Foreign Currency Advance may be continued for an Interest Period not to exceed one month after such notice to the Borrowers by the Required Lenders. Upon and during the continuance of any Default under Section 7.2, the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders as to changes and interest rates) declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance and any other amount due under this Agreement shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to Floating Rate Loans plus 2% per annum, provided that, upon and during the continuance of any acceleration for any reason of any of the Obligations, the interest rate set forth in clauses (i) and (ii) shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

2.10 Pro Rata Payment, Method of Payment. Each borrowing of Loans from the Lenders shall be made pro rata according to the Pro Rata Shares of the applicable Lenders in effect on the date of such borrowing. Each payment on account of any facility fee under Section 2.5(a) shall be allocated by the Administrative Agent among the Revolving Credit Lenders in accordance with their respective Pro Rata Shares. Any reduction of the Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Pro Rata Shares of the Lenders with respect thereto. Except as otherwise provided in this Agreement, each payment (including each prepayment) by a Borrower on account of principal or interest on its Loans shall be allocated by the Administrative Agent pro rata to the Lenders according to the respective outstanding principal amounts thereof. All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent for the account of the Lenders at the applicable payment office of the Administrative Agent for such payment specified from time to time in writing by the Administrative Agent to the Borrowers by 1:00 P.M. (local time) on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds received by the Administrative Agent.

2.11 Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably and in good faith believes to be an Authorized Officer, provided that the Borrowers shall be required to make all requests for Loans denominated in any Available Foreign Currency in writing. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.12 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Revolving Credit Commitment reduction notice, Borrowing notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.13 Lending Installations. Each Lender may, subject to Section 3.5, make and book its Loans at any Lending Installation(s) selected by such Lender and may change its Lending Installation(s) from time to time. All terms of this Agreement shall apply to any such Lending Installation(s) and the Notes, if any, shall be deemed held by each Lender for the benefit of such Lending Installation(s). Each Lender may, by written or telex notice to the Administrative Agent and the applicable Borrower, designate one or more Lending Installations which are to make and book Loans and for whose account Loan payments are to be made.

2.14 Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for the first five days and the interest rate applicable to the relevant Loan for each day thereafter or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.15 Facility Letters of Credit.

2.15.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers herein set forth, the Issuers hereby agree to issue for the account of a Borrower through such of the Issuer’s Lending Installations or Affiliates as the Issuer may determine, one or more Facility Letters of Credit in accordance with this Section 2.15, from time to time during the period commencing on the Effective Date and ending five Business Days prior to the Facility Termination Date.

2.15.2 Conditions for Issuance. In addition to being subject to the satisfaction of the conditions contained in Sections 4.1 and 4.2, the obligation of an Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(a) the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuers, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon the Issuer;

(b) the requested Facility Letter of Credit shall not have an expiration date later than one year after the date of issuance of such Facility Letter of Credit, provided that any Facility Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods;

(c) immediately after giving effect to the Facility Letter of Credit requested hereunder, the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuers shall not exceed the Dollar Equivalent Amount of $100,000,000, and no prepayment would as a result of such issuance then be required under this Agreement;

(d) the applicable Borrower shall have delivered to the applicable Issuer at such times and in such manner as such Issuer may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Letter of Credit and the proposed Letter of Credit shall be reasonably satisfactory to such Issuer as to form and content; and

(e) as of the date of issuance, no order, judgment or decree of any Court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain such Issuer from issuing the Facility Letter of Credit and no law, rule or regulation applicable to such Issuer and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuer shall prohibit or request that such Issuer refrain from the issuance of Letters of Credit generally or the issuance of that Facility Letter of Credit.

2.15.3 Procedure for Issuance of Facility Letters of Credit. (a) The applicable Borrower shall give one of the Issuers and the Administrative Agent three Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (except that, in lieu of such written notice, a Borrower may give an Issuer (i) notice of such request by tested telex or other tested arrangement satisfactory to such Issuer or (ii) telephonic notice of such request if confirmed in writing by delivery to such Issuer (A) immediately (x) of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer of such Borrower or (y) of a telex containing all information required to be contained in such written notice and (B) promptly (but in no event later than the requested time of issuance) of a copy of the written notice required hereunder containing the original signature of an

Authorized Officer of such Borrower); such notice shall be irrevocable and shall specify the stated amount and Agreed Currency of the Facility Letter of Credit requested (which requested currency shall be limited to an Agreed Currency), the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit, the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the fifth day prior to the Facility Termination Date), the Person for whose benefit the requested Facility Letter of Credit is to be issued and such other information as may be reasonably requested by the Issuer. The Administrative Agent shall give notice to each applicable Lender of the issuance of each Facility Letter of Credit reasonably promptly after such Facility Letter of Credit is issued. At the time such request is made, the requesting Borrower shall also provide the applicable Issuer with all information necessary for the issuance of the Facility Letter of Credit it is requesting. Such notice, to be effective, must be received by such Issuer not later than 2:00 p.m. (local time) or the time otherwise agreed upon by such Issuer and such Borrower on the last Business Day on which notice can be given under this Section 2.15.3.

(b) Subject to the terms and conditions of this Section 2.15.3 and provided that the applicable conditions set forth in Sections 4.1 and 4.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices.

(c) The Issuers shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2.15 are met as though a new Facility Letter of Credit was being requested and issued.

2.15.4 Reimbursement Obligations. (a) Each Borrower agrees to pay to the Issuer the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuer under or in connection with any Facility Letter of Credit issued on behalf of such Borrower immediately when due, irrespective of any claim, set-off, defense or other right that the Borrower, the Company or any Subsidiary may have at any time against the Issuer or any other Person, under all circumstances, including without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), any Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

(iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v) the occurrence of any Default or Unmatured Default.

(b) The Issuer shall promptly notify the applicable Borrower of any draw under a Facility Letter of Credit. Such Borrower shall reimburse the applicable Issuer for drawings under a Facility Letter of Credit issued by it on behalf of such Borrower promptly after the payment by the Issuer. Any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawings under the pertinent Facility Letter of Credit at (i) in the case of such Obligations denominated in U.S. Dollars, the interest rate for Floating Rate Loans or (ii) in the case of such Obligations denominated in an Available Foreign Currency, at the correlative floating rate of interest customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue of such currency, as reasonably determined by the Administrative Agent. In addition to its other rights, the Issuers shall also have all rights for indemnification and reimbursement as each Lender is entitled under this Agreement.

2.15.5 Participation. (a) Immediately upon issuance by an Issuer of any Facility Letter of Credit in accordance with the procedures set forth in Section 2.15.3, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation equal to its Pro Rata Share of such Facility Letter of Credit (including, without limitation, all obligations of the applicable Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by an Issuer shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2.15.5 if such Issuer shall have received written notice from any Revolving Credit Lender on or before one Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions contained in Sections 4.1 or 4.2 are not then satisfied, and, if an Issuer receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is withdrawn by that Revolving Credit Lender or such condition has been effectively waived in accordance with the provisions of this Agreement.

(b) If an Issuer makes any payment under any Facility Letter of Credit and the applicable Borrower shall not have repaid such amount to the Issuer pursuant to Section 2.15.4, the Issuer shall promptly notify the Administrative Agent and each Lender participating in such Letter of Credit of such failure, and each Lender participating in such Letter of Credit shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Pro Rata Share of the unreimbursed amount of any such payment in such currency. If any Lender participating in such Facility Letter of Credit fails to make available to such Issuer any amounts due to such Issuer pursuant to this Section 2.15.5(b), such Issuer shall be entitled to recover such amount, together with interest thereon (i) in the case of amounts denominated in U.S. Dollars, at the Federal Funds Effective Rate, for the first three Business Days after such Lender receives such notice and thereafter, at the Floating Rate, or (ii) in the case of amounts denominated in an Available Foreign Currency, at a local cost of funds rate for obligations in such currency as determined by the Administrative Agent for the first three Business Days after such Lender receives such notice, and thereafter at the floating rate of interest correlative to the Floating Rate customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue of such currency, as determined by the Administrative Agent, in either case payable (i) on demand, (ii) by setoff against any payments made to such Issuer for the account of such Lender or (iii) by payment to such Issuer by the Administrative Agent of amounts otherwise payable to such Lender under this Agreement. The failure of any Revolving Credit Lender to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made.

(c) Whenever the Issuer receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to each Lender that has funded its participating interest therein, in like funds as received an amount equal to such Lender’s Pro Rata Share thereof.

(d) The obligations of a Revolving Credit Lender to make payments to the Administrative Agent with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(e) If any payment by a Borrower received by the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Revolving Credit Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Revolving Credit Lender that received such distribution shall, upon demand by the Administrative Agent, contribute such Revolving Credit Lender’s Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.

2.15.6 Compensation for Facility Letters of Credit. The Issuer of a Facility Letter of Credit shall have the right to receive from the Borrower that requested issuance of such Facility Letter of Credit, solely for the account of such Issuer, a fronting fee in an amount equal to 0.10% per annum as well as the Issuer’s reasonable and customary costs of issuing and servicing the Facility Letter of Credit. In addition, such Borrower shall pay to the Administrative Agent for the account of each Lender participating in such Facility Letter of Credit a non-refundable fee at a per annum rate in the amount shown on the Pricing Schedule on Exhibit A applied to the face amount of the Facility Letter of Credit, payable quarterly in arrears for the account of all Lenders participating in such Facility Letter of Credit ratably from the date such Facility Letter of Credit is issued until its stated expiry date or, if earlier, the date of its termination or drawdown (provided that if such drawdown is a partial drawdown, such fee shall continue to accrue with respect to the face amount of such Facility Letter of Credit remaining available to be drawn).

2.15.7 Letter of Credit Collateral Account. Each Borrower hereby agrees that it will, until the final expiry of any Facility Letter of Credit issued on its account and thereafter as long as any amount is payable to the Revolving Credit Lenders in respect of any such Facility Letter of Credit, upon the request of the Administrative Agent, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Credit Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Administrative Agent will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in certificates of deposit of the Administrative Agent having a maturity not exceeding 30 days. Nothing in this Section 2.15.7 shall either obligate the Administrative Agent to require any Borrower to deposit any funds in the Letter of Credit Collateral Account or limit the right of the Administrative Agent to release any funds held in the Letter of Credit Collateral Account other than as required by Section 8.1, and the Borrowers’ obligations to deposit funds in the Letter of Credit Collateral Account are limited to the circumstances required by Section 8.1.

2.15.8 Nature of Obligations. (a) As among the Borrowers, the Issuers and the Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit requested by it. In furtherance and not in limitation of the foregoing, the Issuers and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Issuers or the Lenders. In addition to amounts payable as elsewhere provided in this Section 2.15, such Borrower hereby agrees to protect, indemnify, pay and save the Administrative Agent, each Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Administrative Agent or such Issuer in respect of any Facility Letter of Credit requested by such Borrower.

(b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuers or any Lender under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuer or such Lender under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to the Issuers, the Administrative Agent or any Lender.

(c) Notwithstanding anything to the contrary contained in this Section 2.15.8, a Borrower shall not have any obligation to indemnify the Administrative Agent, any Issuer or any Lender under this Section 2.15 in respect of any liability incurred by each arising out of the gross negligence or wilful misconduct of such Administrative Agent, Issuer or Lender, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuer of a proper demand for payment made under the Facility Letters of Credit issued by such Issuer as determined by a court of competent jurisdiction, unless such dishonor was made at the request of such Borrower in writing, or out of the wrongful honor by such Issuer of a demand for payment made under the Facility Letters of Credit issued by such Issuer which demand for payment does not comply with the conditions required in order to draw upon such Facility Letter of Credit as determined by a court of competent jurisdiction, unless such dishonor was made at the request of such Borrower in writing.

Section 2.16. Swing Loans.

(a) Making of Swing Loans. The Swing Lender may elect in its sole discretion to make Swing Loans to any Borrower solely for the Swing Lender’s own account, from time to time prior to the Facility Termination Date up to an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) the Dollar Equivalent Amount of $50,000,000 and (B) the unused amount of the Revolving Credit Commitments (“Swing Loans”). The Swing Lender may make Swing Loans (subject to the conditions precedent set forth in Article IV), provided that the Swing Lender has received a request in writing or, in the case of Swing Loans to the Company in Dollars only, via telephone from an Authorized Officer of such Borrower for funding of a Swing Loan no later than such time required by the Swing Lender, on the Business Day on which such Swing Loan is requested to be made. The Swing Lender shall not make any Swing Loan in the period commencing one Business Day after the Swing Lender receives written notice from the Company or a Lender that one or more of the conditions precedent contained in Section 4.2 are not satisfied and ending upon the satisfaction or waiver of such condition(s). Swing Loans may be made by the Swing Lender in any freely traded currency requested by such Borrower and agreed to by the Swing Lender.

Each outstanding Swing Loan shall be payable on the Business Day following demand therefor, with interest at such rate to which the Swing Lender and such Borrower shall agree from time to time, and shall be subject to all the terms and conditions applicable to Loans, except that all interest thereon shall be payable to the Swing Lender solely for its own account. Notwithstanding provisions to the contrary in this Agreement, each Revolving Credit Lender acknowledges and agrees that Swing Loans may be made under the Revolving Credit Commitment to any Borrower and each Borrower acknowledges and agrees that the availability under Section 2.1.1 may also be blocked by the Administrative Agent in an amount equal to the approximate anticipated Swing Loan usage reasonably determined by the Administrative Agent with the consent of the Company.

(b) Swing Loan Borrowing Requests. Each Borrower of a Swing Loan made pursuant to telephonic notice agrees to deliver promptly to the Swing Lender and each Revolving Credit Lender a written confirmation thereof signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Swing Lender, the records of the Swing Lender shall govern, absent manifest error.

(c) Repayment of Swing Loans. At any time after making a Swing Loan, the Swing Lender may request the recipient Borrower to, and upon request by the Swing Lender the recipient Borrower shall, promptly request an Advance from all Revolving Credit Lenders, and apply the proceeds of such Advance to the repayment of such Swing Loan not later than the Business Day following the Swing Lender’s request. Notwithstanding the foregoing, upon the earlier to occur of (a) three Business Days after demand is made by the Swing Lender and (b) the Facility Termination Date, the Borrower agrees that each Swing Loan outstanding in any currency other than Dollars shall be immediately and automatically converted to and redenominated in Dollars equal to the Dollar Equivalent Amount of each such Swing Loan determined as of the date of such conversion, and each Revolving Credit Lender shall irrevocably and unconditionally purchase from the Swing Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the Swing Loan and promptly pay such amount to such Swing Lender in immediately available funds (or, in the case of participations in Swing Loans denominated in an Available Foreign Currency other than Euros, same day funds). Such payment shall be made by the other Revolving Credit Lenders whether or not a Default is then continuing or any other condition precedent set forth in Section 4.2 is then met and whether or not such Borrower has then requested an Advance in such amount. If any Revolving Credit Lender fails to make available to such requesting Swing Lender any amounts due to the Swing Lender from such Revolving Credit Lender pursuant to this Section 2.16(c), the Swing Lender shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate or such other local cost of funds rate determined by the Swing Lender with respect to any Swing Loan denominated in any Available Foreign Currency for the first three Business Days after such Revolving Credit Lender receives notice of such required purchase and thereafter, at the rate applicable to such Loan, payable (i) on demand, (ii) by setoff against any payments made to the Swing Lender for the account of such Revolving Credit Lender or (iii) by payment to the Swing Lender by the Administrative Agent of amounts otherwise payable to such Revolving Credit Lender under this Agreement. The failure of any Revolving Credit Lender to make available to such Swing Lender its Pro Rata Share of any unpaid Swing Loan shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Swing Lender its Pro Rata Share of any unpaid Swing Loan on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Swing Lender its Pro Rata Share of any unpaid Swing Loan.

2.17 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue pursuant to Section 2.5 on the Commitment of such Defaulting Lender solely in respect of its unused Commitments;

(b) the Commitments and Aggregate Revolving Credit Outstandings of such Defaulting Lender shall not be included in determining whether all Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders (other than as a result of such Defaulting Lender having a greater or lesser Aggregate Revolving Credit Outstandings or Commitment) or which increases the amount of any Commitment of such Defaulting Lender, forgives any principal amount of any Loans owing to such Defaulting Lender or any interest or fees owing to such Defaulting Lender previously accrued at the time of such forgiveness or extends the Facility Termination Date or extends the final maturity beyond the Facility Termination Date of any Loan, Note or Reimbursement Obligation with respect to such Defaulting Lender shall require the consent of such Defaulting Lender;

(c) if any Swing Loans or Facility Letter of Credit Obligations exist at the time a Revolving Credit Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s Pro Rata Share of such Swing Loans and Facility Letter of Credit Obligations shall be reallocated among the non-Defaulting Lenders having a Revolving Credit Commitment in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Aggregate Revolving Credit Outstandings plus such Defaulting Lender’s Pro Rata Share of Swing Loans and Facility Letter of Credit Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments; and

(ii) to the extent, if any, the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swing Loans and (y) second, cash collateralize such Defaulting Lender’s Pro Rata Share of such Facility Letter of Credit Obligations (in each case after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such Facility Letter of Credit Obligations are outstanding and such Defaulting Lender remains a Defaulting Lender, provided that no Foreign Subsidiary Borrower shall be obligated to make any such payment in excess of, respectively, the principal amount of any outstanding Swing Loans made to it or the amount of any Facility Letter of Credit Obligations in respect of Facility Letters of Credit issued for its account;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations pursuant to Section 8.1, no Borrower shall be required to pay any fees to such Defaulting Lender (or to the Administrative Agent or Issuer for the benefit thereof) pursuant to Section 2.15.6 with respect to such Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations during the period such Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations is cash collateralized;

(iv) if the Pro Rata Share of Facility Letter of Credit Obligations of the non-Defaulting Lenders is reallocated pursuant to this Section 2.17(c), then the fees payable to the Lenders pursuant to Section 2.5 and Section 2.15.6 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; or

(v) if any Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations is neither cash collateralized nor reallocated pursuant to this Section 2.17(c), then, without prejudice to any rights or remedies of the Issuer or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Pro Rata Share of Facility Letter of Credit Obligations) and letter of credit fees payable under Section 2.15.6 with respect to such Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations shall be payable to the Issuer until such Pro Rata Share of Facility Letter of Credit Obligations is cash collateralized and/or reallocated;

(d) so long as any Revolving Credit Lender is a Defaulting Lender, the Swing Lender shall not be required to fund any Swing Loan and the Issuer shall not be required to issue, amend or increase any Facility Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with this Section 2.17 and Section 8.1, and participating interests in any such newly issued or increased Facility Letter of Credit or newly made Swing Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 3.5) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuer or Swing Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swing Loan or Facility Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Reimbursement Obligations for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrowers, the Issuer and the Swing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Shares of Swing Loans and Facility Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

2.18 Guaranties. The Company shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent from time to time Guaranties of certain present and future Domestic Subsidiaries such that, at all times, all Domestic Subsidiaries which are not Guarantors do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary. For purposes of making the determination required under the preceding sentence, it is acknowledged that, as provided in Rule 1-02 of Regulation S-X as currently in effect promulgated by the SEC, the investment in and advances to, and share of total assets and income of, any Domestic Subsidiary shall be determined based on the investment in and advances to, and share of total assets and income of, such Domestic Subsidiary and its Subsidiaries on a consolidated basis. In connection with the delivery of any such Guaranties, Company shall provide such other documentation to the Administrative Agent, including, without limitation, one or more opinions of counsel reasonably satisfactory to the Administrative Agent, corporate documents and resolutions, which in the reasonable opinion of the Administrative Agent is necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, Securitization Entities shall not be required to be Guarantors.

2.19 Incremental Credit Extensions.

(a) At any time and subject to the terms and conditions of this Section 2.19, the Company may request (i) one or more tranches of term loans (the “Incremental Term Loans”) and/or (ii) one or more increases in the Aggregate Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase”) with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) but without the consent of any Lender not providing such Incremental Term Loans or Revolving Credit Commitment Increases, as the case may be; provided that the aggregate amount of all Incremental Term Loans and Revolving Credit Commitment Increases made during the term of this Agreement shall not exceed the Dollar Equivalent of $250,000,000. Any tranche of Incremental Term Loans (A) shall be available to the Company in Dollars and (B) shall rank pari passu in right of payment and security, if any, with the Revolving Credit Loans, (C) shall not mature earlier than the Revolving Facility Termination Date (but may have amortization prior to such date, may be required to be mandatorily prepaid in full or in part prior to prepayment of the Revolving Credit Loans, and may permit voluntary prepayments thereof) and (D) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Revolving Credit Loans; provided that (1) the terms and conditions applicable to the pricing, fees, amortization and mandatory prepayments regarding any tranche of Incremental Term Loans may differ from those applicable to Revolving Credit Loans.

(b) Each tranche of Incremental Term Loans and each Revolving Credit Commitment Increase shall be in a minimum amount of $25,000,000 and integral multiples of $5,000,000. A commitment to make Incremental Term Loans shall become an “Incremental Term Loan Commitment” under this Agreement, and a commitment to participate in a Revolving Credit Commitment Increase shall become a “Revolving Credit Commitment” (or in the case of a Revolving Credit Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Revolving Credit Commitment) under this Agreement, in any such case, pursuant to a “Commitment and Acceptance” substantially in the form of Exhibit I (a “Commitment and Acceptance”). Any request for a tranche of Incremental Term Loans or a Revolving Credit Commitment Increase shall be made in a written notice (an “Increase Notice”) given to the Administrative Agent by the Company not less than ten Business Days (or such shorter period agreed to between the Administrative Agent and the Company) prior to the proposed effective date therefor, which Increase Notice shall specify the amount of the proposed tranche of Incremental Term Loans or the Revolving Credit Commitment Increase, as the case may be, and the proposed effective date thereof. Incremental Term Loans may be made, and Revolving Credit Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution or other Person engaged in the business of making commercial loans (any such other bank or other financial institution or other Person, a “Proposed New Lender”) as determined by the Administrative Agent and the Company; provided that any Proposed New Lender in the case of a Revolving Credit Commitment Increase shall be consented to by the Issuer (such consent not to be unreasonably withheld conditioned or delayed). The Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the Revolving Credit Commitment Increase, of the amount of each Lender’s and Proposed New Lender’s Incremental Term Loan Commitment or new or increased Revolving Credit Commitment, as applicable, and the resulting aggregate amount of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the amount of the Aggregate Revolving Credit Commitments, as the case may be, which amount shall be effective on the following Business Day, subject to the satisfaction of the conditions described in clause (c) below.

(c) Without limiting the applicability of any conditions to Advances set forth in this Agreement, the effectiveness of any tranche of Incremental Term Loan Commitments (and the corresponding availability of the related Incremental Term Loans) and the effectiveness of each Revolving Credit Commitment Increase shall be subject to the following conditions precedent:

(i) As of the proposed effective date of such Incremental Term Loan Commitments (and related Incremental Term Loans) or Revolving Credit Commitment Increase, (x) all representations and warranties under Article V and the other Loan Documents shall be true and correct in all material respects as though made on such date (except with respect to any representation or warranty expressly stated to have been made as of a specific date which shall have been true and correct in all material respects as of such specified date), (y) no event shall have occurred and then be continuing which constitutes an Unmatured Default or a Default and (z) the Company shall have demonstrated to the Administrative Agent’s reasonable satisfaction that, as of the proposed effective date of the Revolving Credit Commitment Increase or Incremental Term Loan Commitments, as the case may be, after giving effect thereto, the Company and its Subsidiaries are in compliance on a pro forma basis with the covenants contained in Sections 6.17 and 6.18 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such Revolving Credit Commitment Increase or Incremental Term Loan Commitments, as applicable, had been effective as of the first day of each relevant period for testing such compliance;

(ii) the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such Incremental Term Loans or Revolving Credit Commitment Increase shall have executed and delivered a Commitment and Acceptance;

(iii) counsel for the Borrowers and the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent;

(iv) the Borrowers, the Guarantors and the Proposed New Lenders shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase (including, in the case of a tranche of Incremental Term Loans, an amendment to, or amended and restatement of, this Agreement and, as appropriate, the other Loan Documents (an “Incremental Term Loan Amendment”), executed by the Borrowers, each Lender agreeing to provide such Incremental Term Loans, if any, each Proposed New Lender, if any, and the Administrative Agent, which amendment or amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan

Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect such Incremental Term Loans in accordance with this Section 2.19), and each Loan Party shall have reaffirmed its obligations, and the Liens granted, under the Loan Documents; and

(v) in the case of a Revolving Credit Commitment Increase, the Administrative Agent shall have administered the reallocation of the Aggregate Revolving Credit Outstandings on the effective date of such increase ratably among the Revolving Lenders (including new Lenders) after giving effect to such increase; provided, that (1) the Borrowers hereby agree to compensate the Lenders for all losses, expenses and liabilities incurred by any Lender in connection with the sale or assignment of any Eurocurrency Loan resulting from such reallocation on the terms and in the manner set forth in Section 3.3, and (2) the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the reallocations effected pursuant to this clause (v).

Upon satisfaction of the conditions precedent to any tranche of Incremental Term Loans or Revolving Credit Commitment Increase, the Administrative Agent shall promptly advise the Company and each Lender of the effective date thereof (each such effective date, an “Increase Effective Date”). Upon any Increase Effective Date that is supported by a Proposed New Lender, such Proposed New Lender shall become a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or other requirement on the part of any Lender to make Incremental Term Loans or increase its Revolving Credit Commitment at any time.

ARTICLE III

CHANGE IN CIRCUMSTANCES, TAXES

3.1 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Advance:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which it agrees to promptly do if such is the case), (i) any request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurocurrency Advance shall be ineffective and any such Eurocurrency Loan shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) if any request for an Advance requests a Eurocurrency Advance such request shall be ineffective, and (iii) if any request for an Advance requests a Eurocurrency Advance, if such Advance is a U.S. Dollar Loan then such Advance shall be made as an Alternate Base Rate Advance and if such Advance is a Foreign Currency Loan then such Advance shall not be made unless the applicable Borrower and the Lenders agree upon an acceptable alternate interest rate; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted.

3.2 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuer;

(ii) impose on any Lender or the Issuer or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes; (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender (including, without limitation, pursuant to any conversion of any Advance denominated in an Agreed Currency into an Advance denominated in any other Agreed Currency), the Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuer or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Advance denominated in an Agreed Currency into an Advance denominated in any other Agreed Currency), then the Company will pay to such Lender, the Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered (other than (A) Indemnified Taxes; (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)).

(b) If any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuer’s capital or on the capital of such Lender’s or the Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuer, to a level below that which such Lender or the Issuer or such Lender’s or the Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuer’s policies and the policies of such Lender’s or the Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuer or such Lender’s or the Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuer setting forth the amount or amounts necessary to compensate such Lender or the Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.2 shall be delivered to the Company and shall be conclusive absent manifest error. Subject to paragraph (d) of this Section the Company shall pay such Lender or the Issuer, as the case may be, the amount shown as due on any such certificate, absent manifest error, within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuer to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s or the Issuer’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuer pursuant to this Section 3.2 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 3.5, then, in any such event, the Company (or the applicable Borrower) shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits due to the addition of the Applicable Margin to the Adjusted LIBO Rate) attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.3 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

3.4 (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. Each applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. Each applicable Loan Party shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 3.4(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(d) shall be paid within 30 days after the Recipient delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(e) shall be paid within 30 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.4(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy and prior to the next payment date under any of the Loan Documents) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such

Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit J (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) and in paragraph (f)(iii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.4(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.4 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(i) Issuer. For purposes of Section 3.4(e) and (f), the term “Lender” includes any Issuer.

3.5 Mitigation Obligations; Replacement of Lenders.

(a) If any Recipient requests compensation under Section 3.2, or if any Borrower is required to pay any additional amount to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.4, then such Recipient shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.4, as the case may be, in the future and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment including the $3,500 fee contemplated by Section 13.1(b).

(b) If any Lender (i) shall become affected by any of the changes or events described in Section 3.2 or 3.4 and a Borrower is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) is a Defaulting Lender, (iii) is a Lender described in the ultimate sentence of Section 8.2.2(iii) and is thus prohibiting the joinder of a Foreign Subsidiary as a Foreign Subsidiary Borrower thereunder, or (iv) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.2 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Borrowers may, upon at least five Business Days’ notice to the Administrative Agent and such Departing Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender reasonably acceptable to the Administrative Agent (a “Replacement Lender”) to which such Departing Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrowers and the Departing Lender) of all amounts owed to such Departing Lender under Sections 3.2 or 3.4, if any, assign all (but not less than all) of its interests, rights, obligations, Loans and Commitments hereunder; provided, that the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts). Upon any assignment by any Lender pursuant to this Section 3.5 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 3.2 or 3.4 and Section 10.6).

(c) Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 3.5, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in paragraph (b) of Section 3.5 without any further action of the Departing Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Closing Conditions. On the date hereof, the Borrowers shall furnish, or shall cause to be furnished, to the Administrative Agent, each of the following:

(a)	Copies of the articles of incorporation or similar organizational documents of each Borrower and Guarantor, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence (to the extent applicable in the case of Foreign Subsidiaries), certified by the Secretary or an Assistant Secretary or other duly authorized representative of such Borrower or Guarantor, as the case may be, or of the Company.

(b)	Copies of the by-laws and Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) of each Borrower and Guarantor authorizing the execution of the Loan Documents, certified by the Secretary or an Assistant Secretary or other duly authorized representative of such Borrower or Guarantor, as the case may be, or of the Company.

(c)	An incumbency certificate of each Borrower and Guarantor, which shall identify by name and title and bear the signature of the officers of such Borrower or such Guarantor authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower, such Guarantor or the Company.

(d)	A written opinion or opinions of the Borrowers’ and Guarantors’ counsel, addressed to the Administrative Agent and Lenders, in substantially the form of Exhibit K hereto.

(e)	Written money transfer instructions, as described on Exhibit L hereto, addressed to the Administrative Agent and signed by two Authorized Officers, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(f)	The Guaranty executed by all of the Guarantors.

(g)	Payment of all fees owing to the Administrative Agent or any Lender under any Loan Document by the Borrowers and the Guarantors as of the Effective Date.

(h)	Evidence reasonably satisfactory to the Administrative Agent that, since December 31, 2010, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(i)	All obligations under the Existing Loan Agreement shall be paid in full and all commitments of each of the lenders thereunder shall be terminated.

(j)	Such other agreements and documents, and the satisfaction of such other conditions, as may be reasonably required by the Administrative Agent, including without limitation the delivery of all Loan Documents contemplated to be executed and delivered on the Effective Date executed by all applicable parties and such funding instructions as may be required by the Administrative Agent.

4.2 Each Advance. The Lenders shall not be required to make any Loans nor shall any Issuer be required to issue any Letter of Credit, unless on the applicable Borrowing Date, both before and after giving effect on a pro forma basis to such Loan or Letter of Credit:

(a) There exists no Default or Unmatured Default.

(b) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

(c) If such Loan is an initial Loan to a Subsidiary Borrower, the Administrative Agent shall have received a Foreign Subsidiary Opinion or Domestic Subsidiary Opinion, as the case may be, in respect of such Subsidiary Borrower and such other documents reasonably requested by the Administrative Agent.

Each Borrowing notice with respect to each borrowing by a Borrower hereunder or each request for an issuance of a Facility Letter of Credit shall constitute a representation and warranty by the Company and such Borrower that the conditions contained in Sections 4.2(a), (b) and (c) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Company and the Subsidiary Borrowers (insofar as the representations and warranties set forth below relate to such Subsidiary Borrower) represents and warrants to the Lenders that:

5.1 Corporate Existence and Standing. Each Borrower and Guarantor is a corporation, partnership, limited liability company or other organization, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate, partnership, company or similar authority to conduct its business as presently conducted (in each case, in the case of Foreign Subsidiaries, to the extent such legal concepts are applicable thereto).

5.2 Authorization and Validity. Each Borrower has the corporate or other power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each of the Borrowers of the Loan Documents and the performance of their obligations thereunder have been duly authorized by proper corporate or other applicable company proceedings, and the Loan Documents to which they are a party constitute legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrowers of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s constitutive documents or the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 6.12) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those that have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4 Financial Statements. The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by KPMG, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. All financial statements of the Company and its Subsidiaries delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 6.1 on and after the Effective Date were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).

5.5 Material Adverse Change. Since December 31, 2010 or, after the first financial statements are delivered under Sections 6.1(i) or (ii), since the date of the financial statements most recently delivered under Section 6.1(i) or (ii), there has been no change in the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other material tax returns that are required to be filed with any Governmental Authority and have paid all taxes shown as due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries by any Governmental Authority, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien (other than as permitted by Section 6.12) exists except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes, other than as permitted by Section 6.12. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7 Litigation and Guarantee Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration or proceeding pending or, to the knowledge of any of the Company’s executive officers, any governmental investigation or inquiry pending or any litigation, arbitration, governmental investigation, proceeding or inquiry threatened against or affecting the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incident to such litigation, arbitration or proceedings listed on Schedule 5.7, the Company and its Subsidiaries have no material Guarantee Obligations not provided for or disclosed in financial statements referred to in Section 5.4 that could reasonably be expected to have a Material Adverse Effect.

5.8 Subsidiaries. Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Company as of the Effective Date, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective Capital Stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries held by the Company have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are applicable).

5.9 ERISA. Except where noncompliance could not reasonably be expected to have a Material Adverse Effect, each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Single Employer Plan. Each member of the Controlled Group is in material compliance with the applicable provisions of ERISA and the Code with respect to each Plan except where such non compliance would not have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event which has or may result in any liability has occurred with respect to any Single Employer Plan, and no steps have been taken to terminate any Single Employer Plan. No member of the Controlled Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Single Employer Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any actual liability under Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect, other than a liability to the PBGC for premiums under Section 4007 of ERISA or a liability that has been satisfied.

5.10 Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, as of the date thereof; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Company represents only that such information has been prepared in good faith based on assumptions believed by the Company to be reasonable.

5.11 Regulations T, U and X. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X. After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Loan Document that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock. The Company and its Subsidiaries are in compliance with Section 6.2.

5.12 Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party (including any agreement or instrument evidencing or governing Indebtedness), which default could reasonably be expected to have a Material Adverse Effect.

5.13 Compliance With Laws; Properties. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property (including without limitation any of the foregoing referenced in the Patriot Act Certificate of the Loan Parties dated the Effective Date), failure to comply with which could reasonably be expected to have a Material Adverse Effect.

5.14 Plan Assets; Prohibited Transactions. The Company and its Subsidiaries have not engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to have a Material Adverse Effect; and neither the execution of this Agreement nor the making of Loans (assuming the accuracy of the following representations and warranties which the Lenders hereby make for the benefit of the Borrowers: (i) that no part of the funds to be used by the Lenders for funding any of the Loans shall constitute assets of an “employee benefit plan” within the meaning of ERISA or the assets of a “plan” as defined in Section 4975(e)(1) of the Code and (ii) that no Lender will transfer its interest herein unless the prospective transferee makes the representations and warranties set forth in this parenthetical phrase as if had originally been a party to this agreement) hereunder will constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.15 Environmental Matters. In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has reasonably concluded that the Company and its Subsidiaries are not in violation of any Environmental Laws in such a fashion that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or, to the knowledge of any Borrower, are the subject of any federal or state investigation evaluating whether any Remedial Action is required to be performed by the Company or any of its Subsidiaries, which non-compliance or Remedial Action could reasonably be expected to have a Material Adverse Effect.

5.16 Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17 Subsidiary Borrowers. (a) Except as described on Schedule 5.8, each Subsidiary Borrower is a direct or indirect Wholly Owned Subsidiary of the Company (excluding director qualifying shares and the like); and

(b) Each Subsidiary Borrower will have, upon becoming a party hereto, all right and authority to enter into this Agreement and each other Loan Document to which it is a party, and to perform all of its obligations under this and each other Loan Document to which it is a party; all of the foregoing actions will have been taken prior to any request for Loans by such Borrower, duly authorized by all necessary action on the part of such Borrower, and when such Subsidiary Borrower becomes a party hereto, this Agreement and each other Loan Document to which it is a party will constitute valid and binding obligations of such Borrower enforceable in accordance with their respective terms except as such terms may be limited by the application of bankruptcy, moratorium, insolvency and similar laws affecting the rights of creditors generally and by general principles of equity.

5.18 Insurance. The Company and its Subsidiaries maintain insurance with financially sound and reputable insurance companies (or self-insurance programs) on their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as management of the Company reasonably considers consistent with sound business practice.

5.19 Ownership of Properties. On the Effective Date, the Company and its Subsidiaries will have good title, free of all Liens (other than as permitted by Section 6.12), to all Property and assets reflected in their financial statements for such date as owned by them.

5.20 Labor Controversies. There are no labor controversies pending or, to the best of the Company’s knowledge, threatened against the Company or any Subsidiary, that could reasonably be expected to have a Material Adverse Effect.

5.21 Burdensome Obligations. The Company does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent, for the benefit of the Lenders:

(i) Within 90 days (or such earlier date as the Company may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC) after the close of each of its fiscal years, an audit report (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) certified by independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(ii) Within 45 days (or such earlier date as the Company may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC) after the close of each of the first three quarterly periods of each fiscal year, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer.

(iii) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit M (a “Compliance Certificate”) signed by a Designated Financial Officer and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv) As soon as possible and in any event within 30 Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by a Designated Financial Officer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

(v) As soon as possible and in any event within 15 Business Days after receipt by the Company, a copy of (a) any written notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Subsidiaries, or any other Person of any Hazardous Substances into the environment, and (b) any written notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements that the Company or any of its Subsidiaries sends to or files with any of their respective securities holders (other than the Company or another Subsidiary) or any securities exchange or the SEC pertaining to the Company or any of its Subsidiaries as the issuer of securities.

(vii) Such other information (including non-financial information) as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Notwithstanding the foregoing clauses (i) and (ii) above, as to any information contained in materials furnished pursuant to clause (vi) above, the Company shall not be separately required to furnish such information under the clauses (i) or (ii) above, provided the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in the above clauses (i) and (ii) above at the times specified therein. Materials required to be delivered pursuant to any of clauses (i) through (vi), inclusive, above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet, and gives written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and the Administrative Agent shall have received written notice of such posting.

6.2 Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes, including Acquisitions and commercial paper back up. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock in any way in violation of Regulation T, U or X.

6.3 Notice of Default. The Company will, and will cause each Borrower and Subsidiary to, give prompt notice in writing to the Administrative Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted or fields related thereto or extensions thereof (taking the Company and its Subsidiaries on a consolidated basis) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be (unless, with respect to Subsidiaries other than Subsidiary Borrowers, the failure to do so could not reasonably be expected to have a Material Adverse Effect), and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5 Taxes. The Company will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.

6.7 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.8 Properties; Inspection. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements to the extent the Company reasonably deems consistent with sound business practice. The Company will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to reasonably inspect any of the Property of the Company and each Subsidiary, the financial or accounting records of the Company and each Subsidiary and other documents of the Company and each Subsidiary, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the Administrative Agent and the Lenders under this Agreement, to examine and make copies of such records and documents of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Administrative Agent may designate.

6.9 Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that, provided that no Default or Unmatured Default shall have occurred and be continuing or would result therefrom on a pro forma basis reasonably acceptable to the Administrative Agent, the Company may merge or consolidate with any other U.S. corporation and each Subsidiary may merge or consolidate with any other Person, provided, further, that (i) in the case of any such merger or consolidation involving the Company, the Company is the surviving corporation and (ii) in the case of any such merger or consolidation involving a Subsidiary which is a Subsidiary Borrower, the surviving corporation assumes all of such Borrower’s obligations under this Agreement and remains or becomes a Subsidiary Borrower.

6.10 Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person (other than to the Company or a Guarantor or between Foreign Subsidiaries), except:

(i) Sales and leases of inventory in the ordinary course of business.

(ii) Dispositions of obsolete or worn out property or surplus equipment, in each case in the ordinary course of business.

(iii) Dispositions of machinery, equipment or other fixed assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days or (ii) the proceeds of such disposition are applied to the purchase price of replacement assets within 180 days.

(iv) Dispositions of Cash Equivalents and the like in the ordinary course of business in connection with cash management activities.

(v) Discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business and at the request of the account debtor thereon to facilitate the processing and payment thereof.

(vi) Dispositions resulting from any taking or condemnation of any property of the Company or any Subsidiary by any Governmental Authority or any assets subject to a casualty.

(vii) (x) The lease or sublease of real property in the ordinary course of business and not constituting a sale and leaseback and (y) the sale and leaseback of real property provided any Indebtedness arising from such sale and leaseback is not prohibited hereunder.

(viii) Assignments and licenses of intellectual property of the Company and its Subsidiaries in the ordinary course of business.

(ix) Sales of accounts receivable (and rights and property ancillary thereto) pursuant to, and in accordance with the terms of, a Permitted Securitization.

(x) Sales, assignments or other transfers of accounts or lease receivables (and rights and property ancillary thereto) (x) pursuant to, and in accordance with, the terms of a Permitted Factoring that is part of an ongoing factoring or similar program, or (y) arising under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt.

(xi) Lease, sale (including a sale-leaseback) or other disposition of its current headquarters location in North Canton, Ohio.

(xii) Sales and other dispositions of Property permitted under Section 6.19.

(xiii) Other leases, sales (including sale-leasebacks) or other dispositions of its Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of in reliance upon this clause (xiii) during the twelve-month period ending with the most recent month prior to the month in which any such lease, sale or other disposition occurs for which financial statements of the Company have been delivered pursuant to Section 6.1(i) or (ii), did not constitute a Substantial Portion of the Property of the Company and its Subsidiaries as of the end of such most recent prior month.

Notwithstanding anything in this Section 6.10 to the contrary, no such leases, sales or other dispositions of property may be made (other than pursuant to clause (i) above) if any Default or, in the case of clauses (ix), (xii) and (xiii), Unmatured Default has occurred and is continuing.

6.11 Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments, or commitments therefor, or to make any Acquisition of any Person, except, so long as no Default or Unmatured Default exists or would be caused thereby:

(i) Investments in cash and Cash Equivalents.

(ii) Investments in Guarantors.

(iii) (a) Investments in existence on December 31, 2010 and (b) Investments in an SPC in connection with a Permitted Securitization and in an aggregate outstanding amount not to exceed (x) 10% of the aggregate principal amount of Indebtedness permitted to be incurred in respect of Permitted Securitizations plus (y) the aggregate amount of accounts and notes receivables and related rights and property transferred to an SPC in connection with Permitted Securitizations plus (z) the aggregate amount of capital contributions and loans made or deemed made by the transferor to the SPC in respect of a portion of the purchase price for such transferred assets not paid in cash.

(iv) Investments by Foreign Subsidiaries that are not Foreign Subsidiary Borrowers in other Foreign Subsidiaries.

(v) The Company and its Subsidiaries may make intercompany loans between and among one another (collectively, “Intercompany Loans”); provided that at no one time shall the aggregate outstanding principal amount of all Intercompany Loans made in reliance on this clause (v) by Loan Parties to External Subsidiaries or by Domestic Loan Parties to Foreign Loan Parties, exceed the Dollar Equivalent Amount of $100,000,000 (determined without regard to any write-downs or write-offs of such Intercompany Loans);

(vi) Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person.

(vii) Investments received in settlement of amounts due to the Company or any Subsidiary effected in the ordinary course of business.

(viii) Other Investments provided that the aggregate amount of such Investments made (net of any return in cash (including via book entry) of the principal amount thereof) in any consecutive four fiscal quarter period does not exceed 10% of Total Assets as of the beginning of such period, as set forth on the consolidated balance sheet of the Company included in the financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) for the most recently ended fiscal quarter (or fiscal year if such fiscal quarter is the fourth fiscal quarter of the Company’s fiscal year) prior to such period.

(ix) Any Acquisition so long as the aggregate amount of consideration (including without limitation any payments in cash, Capital Stock or other consideration, any direct or deferred payments (to the extent such deferred payments should be shown as a liability on a balance sheet of the Company and its Subsidiaries in accordance with GAAP) and the amount of any Indebtedness (other than Letters of Credit incurred in the ordinary course of business) assumed or otherwise incurred in connection with such Acquisition) paid or payable by the Company or any Subsidiary in connection with any such Acquisition does not exceed the aggregate of 15% of Total Assets (as set forth on the consolidated balance sheet of the Company included in the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii), prior to giving effect to such Acquisition) and, if any, the available amount of the basket provided under clause (viii) above and applied towards such Investment and such Acquisition is not a Hostile Acquisition, and any Investments acquired in connection with such permitted Acquisition (provided that such Investments were not made in connection with the anticipation of such Acquisition).

(x) Investments permitted under Section 6.19.

6.12 Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(i) Permitted Encumbrances.

(ii) Liens existing on the date hereof and described on Schedule 6.12, but not including any subsequent increase in the principal amount secured thereby.

(iii) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

(iv) Liens upon assets of an SPC granted in connection with a Permitted Securitization permitted hereunder and customary backup Liens granted by the transferor in accounts receivable and related rights and property transferred to an SPC;

(v) Liens arising out of or related to the rights of buyers of accounts under any Permitted Factoring or Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt permitted hereunder.

(vi) Liens in favor of financial institutions against cash pooling arrangements or bank account deposits in foreign bank accounts at such financial institution granted in the ordinary course of business and consistent with standard business practices in such foreign jurisdiction, provided that any such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or its Subsidiaries.

(vii) Liens on the Company’s contemplated new headquarters related to the acquisition, construction and/or financing thereof.

(viii) Liens permitted under Section 6.19.

(ix) Liens customary in the banking industry constituting a right of set-off, revocation, refund or chargeback under a customary deposit agreement or under the Uniform Commercial Code of a bank or other financial institution (or similar Liens of non-U.S. financial institutions) incurred in the ordinary course of business where deposits are maintained by the Company or any Subsidiary of the Company.

(x) Liens not otherwise permitted by the foregoing provisions of this Section 6.12, provided that the aggregate outstanding amount secured by all such Liens shall not at any time exceed 15% of Tangible Net Worth as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii).

6.13 Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Company and/or such Subsidiary, (c) solely among the Company and the other Guarantors, or (d) upon fair and reasonable terms (taken as a whole) not materially less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.

6.14 Indebtedness of certain Subsidiaries. The Company will not permit any Subsidiary which is not a Guarantor to create, incur or suffer to exist any Indebtedness, except:

(i) The Loans, the Facility Letters of Credit and the other Obligations.

(ii) Indebtedness in an aggregate amount at any one time up to the amount of the Indebtedness of the Company’s Subsidiaries as of the Effective Date, which amount for purposes of this clause (ii) is deemed to be $70,000,000 (and a statement of which Indebtedness as of the Effective Date has been provided to the Administrative Agent and the Lenders).

(iii) Indebtedness consisting of avals by any of the Company’s Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Company’s other Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices.

(iv) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness existed at the time such Person becomes a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary.

(v) Any refunding or refinancing of any Indebtedness referred to in clauses (ii) and (iii) above, provided that any such refunding or refinancing does not increase the principal amount thereof.

(vi) Indebtedness arising from (a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business.

(vii) Receivables Indebtedness (excluding any intercompany Indebtedness among the Company and its Subsidiaries) permitted under Section 6.20.

(viii) Indebtedness resulting from an Investment permitted under Section 6.11.

(ix) Integrated Service Contract Debt.

(x) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements and cash management incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto.

(xi) Indebtedness in respect of performance, surety, customs and appeal bonds, or any indemnity agreement related thereto, arising in the ordinary course of business.

(xii) Indebtedness permitted under Section 6.19.

(xiii) Other Indebtedness; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness of such Subsidiaries does not exceed an amount equal to 15% of Tangible Net Worth as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii).

(xiv) Guarantee Obligations in respect of Indebtedness permitted under any of the foregoing clauses in this Section 6.14.

6.15 Limitation on Restrictions on Subsidiary Distributions. The Company will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (ii) make loans or advances to the Company or any other Subsidiary of the Company or (iii) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions existing under the Loan Documents, (b) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (c) any restrictions with respect to assets encumbered by a Lien permitted by Section 6.12 so long as such restriction applies only to the assets encumbered by such permitted Lien, (d) to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by the Company or any of its Subsidiaries, (e) customary restrictions in connection with Permitted Securitizations, (f) applicable Requirements of Law, (g) customary restrictions and conditions contained in any agreement relating to the disposition of any property not prohibited by Section 6.10 pending the consummation of such disposition, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Company, (i) any instrument governing Indebtedness assumed in connection with any permitted Acquisition and permitted pursuant to Section 6.14, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; or (h) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (b), (h) or (i) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided further that this Section 6.15 shall not apply to encumbrances or restrictions (x) arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices or (y) pursuant to the terms governing Indebtedness of any Foreign Subsidiary provided that such encumbrances or restrictions shall be limited to the assets of such Foreign Subsidiary.

6.16 Financial Contracts. The Company will not, and will not permit any Subsidiary to, enter into or remain a party to any Financial Contract for purposes of financial speculation.

6.17 Total Net Debt to Capitalization Ratio. The Company shall not permit its Total Net Debt to Capitalization Ratio to exceed 50% at any time.

6.18 Interest Coverage Ratio. The Company shall not permit its Interest Coverage Ratio to be less than 5.0 to 1.0 as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2011.

6.19 New Headquarters. The Company and its Subsidiaries may make Investments related to the financing of the Company’s contemplated new headquarters, including the purchase of bonds and the like related to the same, enter into any lease, sale (including a sale-leaseback) or other disposition of such contemplated new headquarters, and grant Liens and incur Indebtedness in connection with financing the acquisition and construction of such contemplated new headquarters; provided that, notwithstanding anything herein to the contrary, the aggregate amount of all Indebtedness of the Company and its Subsidiaries incurred, directly or indirectly, in connection with financing the acquisition and construction of such contemplated new headquarters shall not exceed the sum of $125,000,000 and the then outstanding amount of Company Finance Bonds owned by the Company or a Subsidiary at such time.

6.20 Receivables Indebtedness. The Company and its Subsidiaries shall not permit the aggregate outstanding amount of Receivables Indebtedness at any one time to exceed the Dollar Equivalent Amount of $200,000,000.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made, including without limitation those deemed made pursuant to Section 4.2, by or on behalf of the Company or its Subsidiaries to the Lenders or the Administrative Agent in any Loan Document, in connection with any Loan or Facility Letter of Credit, or in any certificate or information delivered in writing in connection with any Loan Document or in any certificate or information delivered in writing in connection with any Loan Document shall be false in any material respect on the date as of which made.

7.2 Nonpayment of principal of any Loan when due, or nonpayment of interest on any Loan or of any facility fee within five Business Days after written notice from the Administrative Agent that the same has become due, or nonpayment of any other obligations under any of the Loan Documents within five Business Days after written notice from the Administrative Agent that the same has become due.

7.3 The breach by any Borrower of any of the terms or provisions in Sections 6.2, 6.3, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19 or 6.20.

7.4 The breach by any Borrower or Guarantor of, or other default by any Borrower or Guarantor under, any of the terms or provisions of this Agreement or any other Loan Document (other than a breach or default which constitutes a Default under Section 7.1, 7.2 or 7.3) which is not remedied within 30 days after written notice from the Administrative Agent.

7.5 Failure of the Company or any of its Subsidiaries to pay when due any Indebtedness or Rate Hedging Obligations aggregating in excess of $25,000,000 (“Material Indebtedness”); or the default by the Company or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6 The Company or any of its Subsidiaries, shall (i) voluntarily have an order for relief entered with respect to it under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts or seeking similar relief under any law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency or reorganization or relief of debtors or similar proceeding or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, company or other action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without its application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8 Any court, government or governmental agency shall without appropriate compensation condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Company or any of its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion and is reasonably likely to have a Material Adverse Effect.

7.9 One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (other than judgments covered by insurance issued by an insurer that has accepted coverage and has the ability to pay such judgments) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment which is not effectively stayed for a period of 30 consecutive days;

7.10 Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Single Employer Plan with Unfunded Liabilities in excess of $25,000,000 (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in excess of $25,000,000 in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist that could reasonably be expected to result in PBGC obtaining a decree adjudicating that any Material Plan must be terminated; or the determination by the PBGC of liability in excess of $25,000,000 on any member of the Controlled Group pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a current payment obligation in excess of $25,000,000.

7.11 The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the Release by the Company or any of its Subsidiaries or any other Person of any Hazardous Substance, or any violation of any applicable Environmental Law, which, in either case, could reasonably be expected to have a Material Adverse Effect.

7.12 The occurrence of any Change of Control.

7.13. Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or assert the invalidity or unenforceability of any Guaranty by any Guarantor, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect (other, in each case, then pursuant to Section 8.2.1(e)).

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration. (a) If any Default described in Section 7.6 or 7.7 occurs, (i) the obligations of the Lenders to make Loans hereunder and the obligations of the Issuers to issue Facility Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and without any election or action on the part of the Administrative Agent or any Lender and (ii) each Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Administrative Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account, an amount (the “Collateral Shortfall Amount”) equal to the excess, if any, of

(A) 100% of the sum of the aggregate maximum amount remaining available to be drawn under the Facility Letters of Credit requested by such Borrower (assuming compliance with all conditions for drawing thereunder) issued by an Issuer and outstanding as of such time, over

(B) the amount on deposit for such Borrower in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties (other than the Administrative Agent and the Lenders) and that has not been applied by the Lenders against the Obligations of such Borrower.

(b) If any Default occurs and is continuing (other than a Default described in Section 7.6 or 7.7), (i) the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuers to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon (if so declared) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and (ii) the Required Lenders may, upon notice delivered to the Borrowers with outstanding Facility Letters of Credit and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on each such Borrower to deliver (and each such Borrower will, forthwith upon demand by the Required Lenders and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account an amount equal to the Collateral Shortfall Amount payable by such Borrower.

(c) If at any time while any Default is continuing or the Facility Termination Date has occurred, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers with outstanding Facility Letters of Credit to deliver (and each such Borrower will, forthwith upon demand by the Administrative Agent and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent as additional funds to be deposited and held in the Letter of Credit Collateral Account an amount equal to such Collateral Shortfall Amount payable by such Borrower at such time.

(d) The Administrative Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Obligations of the relevant Borrowers and any other amounts as shall from time to time have become due and payable by the relevant Borrowers to the Lenders under the Loan Documents.

(e) Neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Obligations have been indefeasibly paid in full or upon the request of the Company if no Default has occurred and is continuing, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Administrative Agent to the applicable Borrower(s) or paid to whoever may be legally entitled thereto at such time.

(f) The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.

8.2 Amendments.

8.2.1 Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, no such supplemental agreement shall, (i) without the consent of the Administrative Agent, modify any rights or obligations of any kind of the Administrative Agent, (ii) without the consent of the Swing Lender, modify any rights or obligations of any kind of the Swing Lender, and (iii) without the consent of the Issuer, modify any rights or obligations of any kind of the Issuer, and provided further, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(a) Extend the final maturity of any Loan, Commitment, Note or Reimbursement Obligation or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (other than, with respect to Swing Loans only, any reduction of the rate or extension of the time of payment of principal, interest or fees thereon (if such extension is not beyond the Facility Termination Date) or forgiveness of all or any portion of the principal amount thereof, which shall require the consent of the Swing Lender only).

(b) Reduce the percentage specified in the definition of Required Lenders.

(c) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.6, or increase the amount of any Commitment of any Lender hereunder other than as allowed hereunder, or permit any Borrower to assign its rights under this Agreement.

(d) Amend this Section 8.2.1 or Section 12.2 (including defined terms used therein) in a manner that would alter the manner in which payments are shared (it being understood and agreed that (i) any amendments or other modifications permitted by Section 2.19 or 8.2.4 shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments and (ii) any

“amend-and-extend” transaction that extends the Facility Termination Date only for those Lenders that agree to such an extension shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments).

(e) Release any Guarantor which is the Company or a Significant Subsidiary, provided that all parties hereto agree that the Administrative Agent shall be entitled to release any Guarantor (other than the Company) if (i) 100% of the Capital Stock of such Guarantor is, directly or indirectly, sold or otherwise transferred in a transaction permitted hereunder or (ii) the Guarantee of such Guarantor is no longer required for compliance by the Company with Section 2.18.

(f) increase any Commitment of any Lender without the written consent of such Lender.

8.2.2 In addition to amendments effected pursuant to the foregoing, Schedule 1.1(c) may be amended as follows:

(i) Schedule 1.1(c) will be automatically amended to add Subsidiaries of the Company as additional Subsidiary Borrowers upon the satisfaction of each of the following conditions: (a) the execution and delivery by the Company, any such Subsidiary Borrower and the Administrative Agent, of a Joinder Agreement providing for any such Subsidiary to become a Subsidiary Borrower, (b) the delivery to the Administrative Agent of (A) a Domestic Subsidiary Opinion or Foreign Subsidiary Opinion, as the case may be, in respect of such additional Subsidiary Borrower and (B) such other documents and information with respect thereto as the Administrative Agent shall reasonably request (including without limitation organizational documents, resolutions (if applicable), incumbency certificates and any other documents and information required by the Act (as defined in Section 10.11)), (c) the making of Loans by the applicable Lenders to, and the issuance of Facility Letters of Credit by the applicable Issuer for the benefit of, such additional Subsidiary Borrower would not violate any applicable law, rule, regulation, or directive, whether or not having the force of law, as reasonably determined by the Administrative Agent in consultation with the applicable Lenders, and (d) the written approval of the Administrative Agent in its sole discretion.

(ii) Schedule 1.1(c) will be automatically amended to remove any Subsidiary as a Subsidiary Borrower upon (A) written notice by the Company to the Administrative Agent to such effect and (B) repayment in full of all outstanding Loans, and all other obligations (other than contingent indemnification obligations in respect of which no claim has been made) pursuant to any Loan Document, of such Subsidiary Borrower.

(iii) It is acknowledged and agreed that there may be more than one Foreign Subsidiary Borrower, provided that there may not be a number thereof more than reasonably allowed by the Administrative Agent. In addition, no Foreign Subsidiary may become a Foreign Subsidiary Borrower if any Lender that as a result thereof would be obligated to lend to it may not at such time legally lend to such Foreign Subsidiary unless other arrangements in respect thereof have been made that are acceptable to such Lender.

8.2.3 Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Loans of such Defaulting Lender shall be disregarded except as provided in Section 2.17(b).

8.2.4 Notwithstanding anything to the contrary herein or in any other Loan Document, (a) this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (i) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to Section 2.19) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders; and (b) Incremental Term Loan Amendments may be executed and shall be effective in accordance with the terms of Section 2.19 when signed by the parties required under Section 2.19.

8.2.5 Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice.

8.2.6 No modification or waiver of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. No modification or waiver of any provision of this Agreement relating to the Swing Lender shall be effective without the written consent of the Swing Lender. No modification or waiver of any provision of this Agreement relating to any Issuer shall be effective without the written consent of such Issuer. The Administrative Agent may waive payment of the fee required under Section 13.1 without obtaining the consent of any other party to this Agreement.

8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GUARANTEE

9.1 Guarantee. (a) The Company hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Subsidiary Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations owing by such Subsidiary Borrowers.

(b) The Company further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which are paid or incurred by the Administrative Agent, or any Lender in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Company under this Section or, in the case of the Administrative Agent, obtaining advice of counsel in respect thereof. This Section shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrowers may be free from any Obligations.

(c) No payment or payments made by any Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company hereunder, which shall, notwithstanding any such payment or payments, remain liable hereunder for the Obligations until the Obligations are paid in full and the Commitments are terminated.

(d) The Company agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Section for such purpose.

9.2 No Subrogation. Notwithstanding any payment or payments made by the Company hereunder, or any set-off or application of funds of the Company by the Administrative Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrowers or against any guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from the Borrowers in respect of payments made by the Company hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations (other than contingent indemnification obligations in respect of which no claim has been made) are paid in full and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Obligations (other than contingent indemnification obligations in respect of which no claim has been made) shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly endorsed by the Company to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Administrative Agent may determine. The provisions of this paragraph shall survive the termination of this Agreement and the payment in full of the Obligations and the termination of the Commitments.

9.3 Amendments, etc. with respect to the Obligations; Waiver of Rights. The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company, and without notice to or further assent by the Company, any demand for payment of any of the Obligations made by the Administrative Agent or the Required Lenders may be rescinded by the Administrative Agent or the Required Lenders, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or the Required Lenders, and any Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. None of the Administrative Agent or any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against the Company, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any other Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any other Borrower or any such other guarantor or any release of the Borrowers or such other guarantor shall not relieve the Company of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Company. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

9.4 Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Agreement or acceptance of this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings among the Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Subsidiary Borrowers and the Company with respect to the Obligations. This Article IX shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other Loan Document, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance by any Borrower) which may at any time be available to or be asserted by any Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of the Company under this Section 9.4, in bankruptcy or in any other instance (other than a defense of payment or performance by the Borrowers). When pursuing its rights and remedies hereunder against the Company, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or of any such guarantee or right of offset, shall not relieve the Company of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Company. This Article IX shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Company and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Obligations. The obligations of the Company under this Article IX shall be joint and several with all obligations of all other Guarantors under any Guaranty at any time (provided that, for the avoidance of doubt, any Guarantor that is a Foreign Subsidiary shall not be liable under any Guaranty for the Obligations of the Company or any Domestic Subsidiary Borrower), and the Administrative Agent shall have the right, in its sole discretion to pursue its remedies against any Guarantor without the need to pursue its remedies against any other Guarantor, whether now or hereafter in existence, or against any one or more Guarantors separately or against any two or more jointly, or against some separately and some jointly.

9.5 Reinstatement. This Article IX shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or Trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.6 Payments. The Company hereby agrees that all payments required to be made by it hereunder will be made to the Administrative Agent without set-off or counterclaim in accordance with the terms of the Obligations, including, without limitation, in the currency in which payment is due.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive delivery of the Loan Documents and the making of the Loans herein contemplated.

10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to a Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof other than any fee letters among any Borrowers and either of the Administrative Agent and any other agreements of any of the Borrowers with the Administrative Agent which survive the execution of the Loan Documents.

10.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.6 Expenses; Indemnification. (i) The Borrowers shall reimburse the Administrative Agent for any reasonable costs and out-of-pocket expenses (including reasonable external attorneys’ fees) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration (including, without limitation, preparation of the reports described below) of the Loan Documents. The Borrowers also agree to reimburse the Administrative Agent and the Lenders for any reasonable costs and out-of-pocket expenses (including reasonable external attorneys’ fees) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrowers acknowledge and agree that from time to time the Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to any Borrower’s and Guarantors’ assets for internal use by the Administrative Agent from information furnished to it by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement; provided that, if any Lender requests copies of any future similar Reports which the Administrative Agent has prepared, then the Administrative Agent will provide such reports to such Lender provided that such Lender has executed an indemnity agreement acceptable to the Administrative Agent. For the avoidance of doubt, such reports are subject to the confidentiality requirements of Section 10.10. The Borrowers further acknowledge and agree that the Administrative Agent or any of its agents or representatives may conduct reasonable comprehensive field audits of the Property of the Company and each Subsidiary, financial or accounting records of the Company and each Subsidiary and other documents of the Company and each Subsidiary, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the Administrative Agent and the Lenders under this Agreement, provided that (x) other than after the occurrence and during continuance of a Default, no more than one such comprehensive field audit shall be conducted in any fiscal year and (y) only after the occurrence and during continuance of a Default shall such field audits be at the Company’s expense.

(ii) The Borrowers hereby further agree to indemnify the Administrative Agent and each Lender, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent or any Lender is a party thereto) which any of them may pay or incur at any time arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or Facility Letters of Credit hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of the party seeking indemnification or a claim by any Borrower for breach in bad faith of such indemnified party’s contractual obligations. The obligations of the Borrowers under this Section 10.6 shall survive the termination of this Agreement.

10.7 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.8 Nonliability of Lenders. The relationship between the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the

Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or wilful misconduct of, or violation of applicable laws or any of the Loan Documents by, the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.9 Confidentiality. (a) Each of the Administrative Agent, the Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree to keep such Information confidential), (ii) to the extent requested by any regulatory authority or by applicable laws or regulations, (iii) to the extent required by any subpoena or similar legal process, provided, however, to the extent permitted by applicable law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide the Company with prompt notice of any such required disclosure so that the Company may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) as permitted by Section 13.2 hereof, (viii) with the consent of the Company or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or any agreement contemplated by this Section or (2) becomes available to the Administrative Agent, the Issuers or any Lender on a nonconfidential basis from a source other than the Company (and not in breach of this Section or any agreement contemplated by this Section). For the purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuer or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.10(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC

INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.10 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.

10.11 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuers hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the

Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as required hereunder), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2.1) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Without limiting the foregoing, J.P. Morgan Europe Limited, an Affiliate of the Administrative Agent, or any successor-in-interest-thereto, may perform the Administrative Agent’s functions with respect to Loans denominated in any Available Foreign Currency, including Swing Loans.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuers and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Neither any of the Lenders identified in this Agreement as a Syndication Agent, Documentation Agent, Managing Agent, Joint Lead Arranger, Bookrunner nor co-agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as a Lender. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

ARTICLE XII

SETOFF; ADJUSTMENTS AMONG LENDERS

12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender by such Borrower.

12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations owing from a Borrower (other than payments received pursuant to Section 3.1, 3.2, 3.3, 3.4 or 10.6) in a greater proportion than that received by any other Lender on its Obligations owing from such Borrower, such Lender agrees, promptly upon demand, to purchase a portion of the Advances to such Borrower held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Advances to such Borrower. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives any protection for its Obligations or such amounts which may be subject to setoff from or with respect to any Borrower, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such protection ratably in proportion to their Obligations owing by such Borrower. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby,

except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent and the Issuers, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment of same Class immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if a Default has occurred and is continuing or if the assignment is to another Lender or an Affiliate of a Lender;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to any Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 3.4(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 13.1, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, subject to paragraph (d) of this Section, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.3, 3.4 (subject to the requirements of Section 3.4) and 10.6 and the obligations of Section 10.10 with respect to Information (as defined in such Section) received by it while a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 3.4(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee is a Defaulting Lender, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuer or the Swing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this

Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 8.2.1 that affects such Participant. Subject to paragraph (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(f)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender. Each Lender shall maintain at one of its offices a record for the recordation of the names and addresses of its Participants and the amount and terms of the participations of its Participants (the “Participant Register”).

(d) No assignee or Participant shall be entitled to receive any greater payment under Section 3.1, 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the assignment to such assignee or participation sold to such Participant, unless the assignment to such assignee or the sale of the participation to such Participant is made with the Borrowers’ prior written consent, and shall not be entitled to any amount it would not be entitled to if it were a Lender hereunder and complied with all provisions required of it hereunder.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.2 Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or potential assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, provided that each Transferee and prospective Transferee agrees to be bound by Section 10.10.

13.3 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4 and to be subject to Section 13.1(d).

ARTICLE XIV

NOTICES

14.1 Notices. Except as otherwise permitted by Section 2.11 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of a Borrower or the Administrative Agent, at its address, facsimile number or e-mail address set forth on the signature pages hereof, (y) in the case of any Lender, at its address, facsimile number or e-mail address set forth in its Administrative Questionnaire or as otherwise established pursuant to an Assignment (and the related Administrative Questionnaire) or (z) in the case of any party, at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received and during normal business hours, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by electronic transmission, when transmitted and received (with an appropriate confirmation of receipt of delivery and during normal business hours), all pursuant to procedures approved by the Administrative Agent, provided that the approval of such procedures may be modified or revoked by the Administrative Agent from time to time with reasonable prior notice to the Company and may be limited to particular notices or other communications, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

14.2 Change of Address. Any Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail message shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XVI

CHOICE OF LAW, CONSENT TO JURISDICTION,

WAIVER OF JURY TRIAL, JUDGMENT CURRENCY

16.1 Choice of Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

16.2 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.3 Submission To Jurisdiction; Waivers. (a) Each party hereto hereby irrevocably and unconditionally:

(i) submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court;

(ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (i) of this Section;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address specified in Section 14.1, or (in the case of the Borrowers) at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction in which the defendant is domiciled; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

(b) Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or the property thereof in the courts of any jurisdiction where such party is domiciled. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Subsidiary Borrower hereby irrevocably appoints the Company as its agent for service of process in any proceeding referred to in Section 16.3(i) and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of Company at its address for notices set forth in Section 14.1.

16.4 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent or any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

16.5 Power of Attorney. Each Subsidiary Borrower hereby grants to the Company an irrevocable power of attorney to act as its attorney-in-fact with regard to matters relating to this Agreement and each other Loan Document, including, without limitation, execution and delivery of any amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith. Each Subsidiary Borrower hereby explicitly acknowledges that the Administrative Agent and each Lender have executed and delivered this Agreement and each other Loan Document to which it is a party, and has performed its obligations under this Agreement and each other Loan Document to which it is a party, in reliance upon the irrevocable grant of such power of attorney pursuant to this subsection. The power of attorney granted by each Subsidiary Borrower hereunder is coupled with an interest.

16.6 Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, under applicable law that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b) The obligation of each Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, such Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to such Borrower such excess.

[Signatures on the following pages]

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

DIEBOLD, INCORPORATED

By:	/s/ Chad F. Hesse
Print Name:	Chad F. Hesse
Title:	Vice President, Interim General Counsel and Secretary

DIEBOLD SELF-SERVICE SOLUTIONS S.ar.l., as a Subsidiary Borrower

By:	/s/ Chad F. Hesse
Print Name:	Chad F. Hesse
Title:	Authorized Signatory

Address for notices for each Borrower:

5995 Mayfair Road
North Canton, Ohio 44720-1507
Attention: Assistant Treasurer
Fax: 330-490-6823
E-mail: steve.wolgamott@diebold.com

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Robert S. Sheppard
Print Name:	Robert S. Sheppard
Title:	Vice President

For matters other than Foreign Currency Advances:

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
10 S. Dearborn St., Floor 7
Chicago, Illinois, 60603-2003
Attention: Marlene Dill
Telecopy No: 312-385-7096
Telephone: 312-385-7071
e-mail: marlene.z.dill@jpmchase.com

For matters relating to Foreign Currency Advances:

J.P. Morgan Europe Limited
Loans Agency
125 London Wall, London EC2Y 5AJ
Attention: Lesley Pluck
Telecopy No. +44 20 7777 2360
Telephone: +44 20 7777 2940
e-mail: lesley.x.pluck@jpmorgan.com

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Syndication Agent and as a Lender

By:	/s/ Joseph G. Moran
Print Name: Joseph G. Moran
Title: Senior Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Syndication Agent and as a Lender

By:	/s/ Patrick McGraw
Print Name: Patrick McGraw
Title: Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By:	/s/ William M. Bulger, Jr.
Print Name: William M. Bulger, Jr.
Title: Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By:	/s/ Beth Rue
Print Name: Beth Rue
Title: Director

Signature Page to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Documentation Agent and as a Lender

By:	/s/ Christine Howatt
Print Name: Christine Howatt
Title: Authorized Signatory

Signature Page to Credit Agreement

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Aidan Brogman
Print Name: Aidan Brogman
Title: Relationship Manager

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Robert J. McArdle
Print Name: Robert J. McArdle
Title: Senior Vice President, CE

Signature Page to Credit Agreement

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Robert J. Mitchell Jr.
Print Name: Robert J. Mitchell
Title: Managing Director

Signature Page to Credit Agreement

THE BANK OF NEW YORK MELLON

By:	/s/ L. Peter Yetman
Print Name: L. Peter Yetman
Title: Director

Signature Page to Credit Agreement

Schedule 1.1(a)

Commitments

Lender	Title	Commitment
JPMorgan Chase Bank, N.A.	Administrative Agent	$70,000,000
PNC Bank, N.A.	Co-Syndication Agent	$70,000,000
U.S. Bank National Association	Co-Syndication Agent	$70,000,000
Bank of America, N.A.	Co-Documentation Agent	$50,000,000
Wells Fargo Bank, National Association	Co-Documentation Agent	$50,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Co-Documentation Agent	$50,000,000
The Governor and Company of the Bank of Ireland	Participant	$40,000,000
HSBC Bank USA, National Association	Participant	$40,000,000
The Bank of New York Mellon	Participant	$35,000,000
The Royal Bank of Scotland plc	Participant	$25,000,000

Total		$500,000,000.00

1

Schedule 1.1(b)

Integrated Service Contract Debt

Indebtedness incurred in connection with and for the primary purpose of financing the acquisition of equipment anticipated to become subject to an integrated service contract (i.e., a contract pursuant to which the Company or a Subsidiary thereof provides both equipment and services to a customer).

2

Schedule 1.1(c)

Subsidiary Borrowers

Domestic Subsidiary Borrower: None.

Domestic Subsidiary Borrower:

Diebold Self-Service Solutions S.ar.l., a Swiss limited liability company, with the principal place of business at Route de Pré-Bois 29, Meyrin, Geneva 1217, Switzerland and identification number of CH-217-1000583-3

3

Schedule 5.7

Litigation

As disclosed in Part II, Item 1 of the Company’s quarterly report on Form 10-Q For the fiscal quarter ended on March 31, 2011 and filed with the SEC on May 4, 2011.

4

Schedule 5.8

Subsidiaries

See attached.

5

Diebold, Incorporated & Subsidiaries

DOMESTIC OPERATIONS

Revised March 31, 2011

Certified to be accurate to the best of my knowledge as of March 31, 2011

/s/ Chad F. Hesse
Chad F. Hesse, VP, Interim General Counsel and Secretary

Diebold, Incorporated (Ohio)
A
Diebold of Nevada, Inc. (Nevada)
100%
100%
DBD Investment Management Company (Delaware)
100%
Diebold China Security Holding Company, Inc. (Delaware)
B
Diebold Election Systems Holding Company, Inc. (Delaware)
100%
100%
Guardian Burglar Proof Equipment Company (Ohio)
100%
Diebold Mexico Holding Company, Inc. (Delaware)
C
Record Files, Incorporated (Ohio)
100%
100%
Central Security Systems, Inc. (Hawaii)
100%
VDM Holding Company, Inc. (Delaware)
N
Diebold EMEA Management, Inc. (Ohio)
100%
100%
Diebold Enterprise Security Systems, Inc. (New York)
M
100%
Diebold Latin America Holding Company, LLC (Delaware)
D
Diebold Texas, Incorporated (Texas)
100%
100%
Diebold Global Finance Corporation (Delaware)
100%
Griffin Technology, Incorporated (New York)
E
York Safe and Lock Company (Pennsylvania)
100%
100%
Diebold Midwest Manufacturing, Inc. (Delaware)
100%
Diebold Fire Services, Inc. (Delaware)
100%
Mayfair Software Distribution, Inc. (Delaware)
100%
Diebold Southeast Manufacturing, Inc. (Delaware)
100%
Diebold Australia Holding Company, Inc. (Delaware)
F
Herring-Hall-Marvin Safe Corp. (New York)
100%
100%
Diebold Eras, Incorporated (Ohio)
100%
Diebold Software Solutions, Inc. (Delaware)
G
100%
Diebold Fire Services Virginia, Inc. (Virginia)
100%
Pioneer Systems, Inc. (Pennsylvania)
Maintenance Acquisition Company No. 1, LLC (Delaware)
100%
100%
Verdi & Associates, Inc. (New York)
100%
Diebold Transaction Services, Inc (Delaware)
FirstLine, Inc. (California)
100%
Diebold SST Holding Company, Inc. (Delaware)
100%
100%
Diebold Holding Company, Inc. (Delaware)
H
30%
70%
BrixLogic, Inc. (Delaware)
100%
Diebold, Incorporated Branch Office (Puerto Rico and Guam)
Diebold Self Service Systems (New York)
Diebold Investment Company (Delaware)
100%
100%
Diebold Actcom Security Systems, Inc. (Delaware)
100%
InterBold Technologies, Inc. (Delaware)
I
100%
Diebold Finance Company Inc. (Delaware)
100%
Diebold Foreign Sales Corporation (U.S. Virgin Islands)

Diebold, Incorporated & Subsidiaries

INTERNATIONAL OPERATIONS

Revised March 31, 2011

Certified to be accurate to the best of my knowledge as of March 31, 2011

/s/ Chad F. Hesse
Chad F. Hesse, VP, Interim General Counsel and Secretary

Diebold, Incorporated & Subsidiaries

INTERNATIONAL OPERATIONS

Revised March 31, 2011

Certified to be accurate to the best of my knowledge as of March 31, 2011

/s/ Chad F. Hesse
Chad F. Hesse, VP, Interim General Counsel and Secretary

Diebold, Incorporated & Subsidiaries

INTERNATIONAL OPERATIONS

Revised March 31, 2011

Certified to be accurate to the best of my knowledge as of March 31, 2011

/s/ Chad F. Hesse
Chad F. Hesse, VP, Interim General Counsel and Secretary

A
H
U
X
Y
99.95%
0.05%
Diebold Switzerland Holding Company, LLC (Switzerland)
0.56%
99.44%
Diebold Self-Service Solutions Limited Liability Company (Switzerland)
Diebold, Incorporated Moscow Representative Office (Russia)
85%
China Diebold Financial Equipment Company, Ltd. (Peoples Republic of China)
100%
Diebold Selbstbedienungssysteme (Schweiz) GmbH (Switzerland)
10%
Diebold Portugal - Solucões de Automatizacão, Limitada (Portugal)
90%
Diebold Belgium B.V.B.A. (Belgium)
Diebold Poland S.p. z.o.o. (Poland)
Diebold Osterreich Selbstbedienungssysteme GmbH (Austria)
0.02%
Diebold Hungary Trading & Servicing LLC (Hungary)
99.98%
Diebold Germany GmbH (Germany)
Diebold France SARL (France)
Diebold Netherlands B.V. (Netherlands)
50%
Diebold Czech Republic s.r.o. (Czech Republic)
Diebold ATM Cihazlan Sanayi Ve Ticaret A.S. (Turkey) - Dormant entity
Diebold International Limited (United Kingdom)
Diebold Self-Service Ltd. (Russia)
Diebold Italia S.p.A. (Italy)
Diebold Self-Service Ltd. Branch Offices - St. Petersburg, Rostov-on-Don, Samara, Novosibirsk, Ekaterinburg
0.01%
Diebold Software Services Private Limited (India)
99.99%
Diebold Self Service Solutions Limited Liability Company Branch Office (Greece)
Diebold Kazakhstan LLP (Kazakhstan)
Diebold Slovakia s.r.o. (Slovakia)
Diebold Self-Service Solutions, LLC Representative Office (Egypt)
Diebold Africa Investment Holdings (Proprietary) Limited (South Africa)
74.9%
Diebold South Africa (Proprietary) Limited (South Africa)
Diebold Belgium B.V.B.A. Branch Office (Luxemburg)
Diebold Africa (Proprietary) Limited (South Africa)
Diebold International Limited Branch Office (Ireland)
Diebold Self Service Solutions Namibia (Pty) Ltd (Namibia)

Diebold, Incorporated & Subsidiaries

INTERNATIONAL OPERATIONS

Revised March 31, 2011

Certified to be accurate to the best of my knowledge as of March 31, 2011

/s/ Chad F. Hesse
Chad F. Hesse, VP, Interim General Counsel and Secretary

Schedule 6.12

Liens

Liens in respect of Industrial Revenue Bond issued by Danville, Virginia in the principal amount of secured indebtedness not to exceed $5,800,000 encumbering the project assets.

Liens in respect of Industrial Revenue Bond issued by Lexington, North Carolina in the principal amount of secured indebtedness not to exceed $7,500,000 encumbering the project assets.

6

EXHIBIT A

PRICING SCHEDULE

The Applicable Margin for Floating Rate Loans, Eurocurrency Loans, the Facility Fee payable pursuant to Section 2.5 and the Letter of Credit Fee payable pursuant to Section 2.15.6 shall, subject to the last sentence of this Exhibit A, be determined in accordance with the Pricing Matrix set forth below based on the Company’s Total Net Debt to Capitalization Ratio in effect from time to time.

Pricing Matrix (in basis points)

Level	Total Net Debt to Capitalization Ratio	Facility Fee	Floating Rate Margin for Revolving Credit Loans	Applicable Eurocurrency Margin for Revolving Credit Loans and Letter of Credit Fees
I	< 15%	15.0 b.p.	0.0 b.p.	97.5 b.p.
II	≥ 15% but < 25%	17.5 b.p.	7.5 b.p.	107.5 b.p
III	≥ 25% but < 35%	20.0 b.p.	17.5 b.p.	117.5 b.p.
IV	≥ 35% but < 45%	25.0 b.p.	37.5 b.p.	137.5 b.p.
V	≥ 45%	30.0 b.p.	57.5 b.p.	157.5 b.p.

Such Applicable Margin shall be determined in accordance with the foregoing Pricing Matrix based on the Company’s level as reflected in the most recent financial statements of the Company delivered pursuant to Section 6.1(i) and (ii) of the Credit Agreement. Adjustments, if any, to the Applicable Margin shall be effective 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company and 95 days after the end of each fiscal year of the Company, commencing with the first such day after the Effective Date. If the Company fails to deliver the financial statements required pursuant to Section 6.1(i) or (ii) at the time required or any other Default has occurred and is continuing, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing Pricing Matrix until such Default is cured or waived under the Agreement. Notwithstanding the foregoing, the Applicable Margin for the period from the Effective Date until it shall be adjusted for the first time shall be the Level II Applicable Margin described above.

7

EXHIBIT B

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	___________________________________

2. Assignee:	___________________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrowers:	Diebold, Incorporated, an Ohio corporation (the “Company”), and the Subsidiary Borrowers from time to time parties to the Credit Agreement described below (together with the Company, the “Borrowers”)

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

1

5. Credit Agreement:	The Credit Agreement dated as of June 30, 2011, among Diebold, Incorporated, an Ohio corporation (the “Company”), the Subsidiary Borrowers from time to time parties thereto (together with the Company, the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

2

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver (or has delivered) to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws. The Assignee agrees to hold such information confidential to the extent required by Sections 10.9 and 13.2 of the Credit Agreement.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Lender and Issuer

By
Title:

[Consented to:][5]

DIEBOLD, INCORPORATED

By
Title:

[4]	To be added only if the consent of the Administrative Agent, Swing Lender or Issuer is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of the Company’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of the Company’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

1

EXHIBIT C

OPINIONS FOR

DOMESTIC SUBSIDIARY BORROWERS

1. The Domestic Subsidiary Borrower is duly organized, validly existing and in good standing under the laws of                      [specify the jurisdiction of its organization] (the “Jurisdiction”).

2. The Domestic Subsidiary Borrower has the power and authority, and the legal right, to make, deliver and perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party (collectively, the “Domestic Subsidiary Loan Documents”) and to borrow under the Credit Agreement. The Domestic Subsidiary Borrower has taken all necessary corporate and other action to authorize the performance of its obligations under the Domestic Subsidiary Loan Documents and to authorize the execution, delivery and performance of the Domestic Subsidiary Loan Documents.

3. Except for consents, authorizations, approvals, notices and filings described on the attached Schedule 1, if any, all of which have been obtained, made or waived and are in full force and effect, no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority is required in connection with the borrowings by the Domestic Subsidiary Borrower under the Domestic Subsidiary Loan Documents or with the execution, delivery, performance, validity or enforceability of any of the Domestic Subsidiary Loan Documents.

4. The Domestic Subsidiary Loan Documents have been duly executed and delivered on behalf of the Domestic Subsidiary Borrower.

5. The execution and delivery of the Domestic Subsidiary Loan Documents by the Domestic Subsidiary Borrower, the performance of its obligations thereunder, the consummation of the transactions contemplated thereby, the compliance by the Domestic Subsidiary Borrower with any of the provisions thereof, the borrowings under the Credit Agreement and the use of proceeds thereof, all as provided therein, (a) will not violate, or constitute a default under, any Requirement of Law applicable to the Domestic Subsidiary Borrower and (b) will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law.

6. In any action or proceeding arising out of or relating to the Domestic Subsidiary Loan Documents in any court in the Jurisdiction, such court would recognize and give effect to the choice of law provisions in the Domestic Subsidiary Loan Documents wherein the parties thereto agree that the Domestic Subsidiary Loan Documents shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

7. The submission by the Domestic Subsidiary Borrower to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof is valid and binding under the laws of the Jurisdiction.

1

EXHIBIT D

OPINIONS FOR

FOREIGN SUBSIDIARY BORROWERS

1. The Foreign Subsidiary Borrower is duly organized, validly existing and in good standing under the laws of                      [specify the jurisdiction of its organization] (the “Jurisdiction”).

2. The Foreign Subsidiary Borrower has the power and authority, and the legal right, to make, deliver and perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party (collectively, the “Foreign Subsidiary Loan Documents”) and to borrow under the Credit Agreement. The Foreign Subsidiary Borrower has taken all necessary corporate and other action to authorize the performance of its obligations under the Foreign Subsidiary Loan Documents and to authorize the execution, delivery and performance of the Foreign Subsidiary Loan Documents.

3. Except for consents, authorizations, approvals, notices and filings described on the attached Schedule 1, all of which have been obtained, made or waived and are in full force and effect, no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority is required in connection with the borrowings by the Foreign Subsidiary Borrower under the Foreign Subsidiary Loan Documents or with the execution, delivery, performance, validity or enforceability of any of the Foreign Subsidiary Loan Documents.

4. The Foreign Subsidiary Loan Documents have been duly executed and delivered on behalf of the Foreign Subsidiary Borrower.

5. The execution and delivery of the Foreign Subsidiary Loan Documents by the Foreign Subsidiary Borrower, the performance of its obligations thereunder, the consummation of the transactions contemplated thereby, the compliance by the Foreign Subsidiary Borrower with any of the provisions thereof, the borrowings under the Credit Agreement and the use of proceeds thereof, all as provided therein, (a) will not violate, or constitute a default under, any Requirement of Law applicable to the Foreign Subsidiary Borrower and (b) will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law.

6. There are no taxes imposed by the Jurisdiction (a) on or by virtue of the execution, delivery, enforcement or performance of the Foreign Subsidiary Loan Documents and or (b) on any payment to be made by the Foreign Subsidiary Borrower pursuant to the Foreign Subsidiary Loan Documents other than any Non-Excluded Taxes payable by the Foreign Subsidiary Borrower as provided in the Credit Agreement.

7. To ensure the legality, validity, enforceability or admissibility in evidence of the Foreign Subsidiary Loan Documents it is not necessary that any Foreign Subsidiary Loan Documents or any other document be filed, registered or recorded with, or executed or notarized before, any court of other authority of the Jurisdiction or that any registration charge or stamp or similar tax be paid on or in respect of the Foreign Subsidiary Loan Documents, except for those described on Schedule 1 hereto, all of which have been duly made.

1

8. The Foreign Subsidiary Loan Documents are in proper legal form under the laws of the Jurisdiction for the enforcement thereof against the Foreign Subsidiary Borrower under the laws of the Jurisdiction.

9. In any action or proceeding arising out of or relating to the Foreign Subsidiary Loan Documents in any court in the Jurisdiction, such court would recognize and give effect to the choice of law provisions in the Foreign Subsidiary Loan Documents wherein the parties thereto agree that the Foreign Subsidiary Loan Documents shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

10. It is not necessary under the laws of the Jurisdiction (a) in order to enable the Administrative Agent and the Lenders or any of them to enforce their respective rights of the Foreign Subsidiary Loan Documents or (b) by reason of the execution of the Foreign Subsidiary Loan Documents or the performance of the Foreign Subsidiary Loan Documents that any of them should be licensed, qualified or entitled to carry on business in the Jurisdiction.

11. Neither the Administrative Agent nor any of the Lenders will be deemed to be resident, domiciled, carrying on business or subject to taxation in the Jurisdiction merely by reason of the execution of the Foreign Subsidiary Loan Documents or the performance or enforcement of any thereof. The performance by the Administrative Agent and the Lenders or any of them of any action required or permitted under the Foreign Subsidiary Loan Documents will not violate any law or regulation, or be contrary to the public policy, of the Jurisdiction.

12. If any judgment of a competent court outside the Jurisdiction were rendered against the Foreign Subsidiary Borrower in connection with any action arising out of or relating to the Foreign Subsidiary Loan Documents, such judgment would be recognized and could be sued upon in the courts of the Jurisdiction, and such courts could grant a judgment which would be enforceable against the Foreign Subsidiary Borrower in the Jurisdiction without any retrial unless it is shown that (a) the foreign court did not have jurisdiction in accordance with its jurisdictional rules, (b) the party against whom the judgment of such foreign court was obtained had no notice of the proceedings or (c) the judgment of such foreign court was obtained through collusion or fraud or was based upon clear mistake of fact or law.

13. The submission by the Domestic Subsidiary Borrower to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof is valid and binding under the laws of the Jurisdiction.

2

EXHIBIT E

GUARANTY AGREEMENT

PARTIES

THIS GUARANTY AGREEMENT, dated as of June 30, 2011 (this “Guaranty”), is made by each of the undersigned (collectively, the “Guarantors”) in favor of each of the Lenders as defined below.

RECITALS

A. Diebold, Incorporated, an Ohio corporation (the “Company”), the Subsidiary Borrowers from time to time parties thereto (the “Subsidiary Borrowers”, and together with the Company, the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”), and JP Morgan Chase Bank, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) have executed a Credit Agreement dated as of the date hereof (as amended or modified from time to time, and together with any agreement executed in replacement therefor or otherwise refinancing such credit agreement, the “Credit Agreement”; and the Credit Agreement, any Rate Hedging Agreements (as defined in the Credit Agreement) among any Borrowers and any Lenders or their Affiliates, and all other Loan Documents (as defined in the Credit Agreement), and any supplements or modifications thereof and any agreements or instruments issued in exchange or replacement therefor, collectively referred to as the “Agreements”).

B. Pursuant to the terms of the Agreements the Lenders have agreed to make certain extensions of credit to the Borrowers.

C. Each Guarantor is an affiliate of the Borrowers, the Borrowers and the Guarantors are engaged in related businesses, and the Guarantors have derived or will derive substantial direct and indirect benefit from the making of the extensions of credit by the Lenders.

D. The obligation of the Lenders to make or continue to make certain extensions of credit under the Credit Agreement are conditioned upon, among other things, the execution and delivery by the Guarantors of this Guaranty, and the extensions of credit under the Credit Agreement were made in reliance upon the issuance of this Guaranty.

AGREEMENT

In consideration of the premises and to induce the Lenders to make loans, extend credit or make other financial accommodations, and to continue to keep such credit and other financial accommodations available to the Borrowers, each Guarantor hereby agrees with and for the benefit of the Lenders as follows:

1. Defined Terms. As used in this Guaranty, terms defined in the first paragraph of this Guaranty and in the recital paragraphs are used herein as defined therein, and the following terms shall have the following meanings:

1

“Cumulative Guarantors” shall mean the Guarantors and all other future guarantors of the Guaranteed Obligations.

“Guaranteed Obligations” shall mean all indebtedness, obligations and liabilities of any kind of each of the Borrowers to any of the Lenders or the Administrative Agent in connection with or pursuant to the Agreements, including without limitation, all principal, interest (including but without limitation interest which, but for the filing of a bankruptcy petition, would have accrued on the principal amount of the Guaranteed Obligations), reimbursement obligations, indemnity obligations, charges, fees and costs and expenses, including without limitation reasonable fees and expenses of counsel, in each case whether now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, secured or unsecured, arising by operation of law or otherwise.

All other capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

2. Guarantee. (a) Each Guarantor hereby guarantees to the Lenders and the Administrative Agent, irrevocably, absolutely and unconditionally, as primary obligor and not as surety only, the prompt and complete payment of the Guaranteed Obligations. Notwithstanding the foregoing or anything else herein to the contrary, any Guarantor that is a Foreign Subsidiary shall guarantee only the Guaranteed Obligations consisting of Obligations of Foreign Subsidiary Borrowers organized in the jurisdiction in which such Guarantor is organized.

(b) All payments to be made under this Guaranty (except pursuant to paragraph (c) below) shall be made to the Administrative Agent, for the benefit of itself and the Lenders, and applied first to all costs and expenses of and other Guaranteed Obligations owing to, the Administrative Agent, the Swing Lender and the Issuer and then to each Lender pro rata in accordance with the unpaid amount of Guaranteed Obligations held by each Lender at the time of such payment, provided that any amount owing to any Defaulting Lender shall be subject to the provisions of Section 2.17(e) of the Credit Agreement as if such amount were payable under the Credit Agreement.

(c) The Guarantors agree to make prompt payment, on demand, of any and all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with enforcing the obligations of any of the Guarantors hereunder, including without limitation the reasonable fees and disbursements of counsel.

(d) No general partner of any Guarantor that is a partnership, solely in its capacity as a general partner of such partnership, shall have any liability for any failure by any such Guarantor to perform its obligations hereunder, and all such obligations are expressly non-recourse to any such Person unless, in each case, such Person is also a Guarantor hereunder.

3. Consents to Renewals, Modifications and other Actions and Events. This Guaranty and all of the obligations of the Guarantors hereunder shall remain in full force and effect without regard to and shall not be released, affected or impaired by: (a) any amendment, assignment, transfer, modification of or addition or supplement to the Guaranteed Obligations or any Agreement; (b) any extension, indulgence, increase in the Guaranteed Obligations or other action or inaction in respect of any of the Agreements or otherwise with respect to the Guaranteed Obligations, or any acceptance of security for, or other guaranties of, any of the Guaranteed Obligations or Agreements, or any surrender, release, exchange, impairment or alteration of any such security or guaranties including without limitation the failing to perfect a security interest in any such security or abstaining from taking advantage of or realizing upon any other guaranties or upon any security interest in any such security; (c) any default by any Borrower under, or any lack of due execution, invalidity

2

or unenforceability of, or any irregularity or other defect in, any of the Agreements; (d) any waiver by any Lender or the Administrative Agent or any other person of any required performance or otherwise of any condition precedent or waiver of any requirement imposed by any of the Agreements, any other guaranties or otherwise with respect to the Guaranteed Obligations; (e) any exercise or non-exercise of any right, remedy, power or privilege in respect of this Guaranty, any other guaranty or any of the Agreements; (f) any sale, lease, transfer or other disposition of the assets of any Borrower or any consolidation or merger of any Borrower with or into any other person, corporation, or entity, or any transfer or other disposition of any shares of Capital Stock of any Borrower; (g) any bankruptcy, insolvency, reorganization or similar proceedings involving or affecting any Borrower or any other guarantor of the Guaranteed Obligations; (h) the release or discharge of any Borrower or Guarantor from the performance or observance of any agreement, covenant, term or condition under any of the Guaranteed Obligations or contained in any of the Agreements, of any Cumulative Guarantor or of this Guaranty, by operation of law or otherwise (other than an express written release executed by the Administrative Agent of any Guarantor from this Guaranty); or (i) any other cause whether similar or dissimilar to the foregoing which, in the absence of this provision, would release (other than an express written release executed by the Administrative Agent of any Guarantor from this Guaranty), affect or impair the obligations, covenants, agreements and duties of any Guarantor hereunder, including without limitation any act or omission by any Lender or the Administrative Agent or any other any person which increases the scope of any Guarantor’s risk; and in each case described in this paragraph whether or not any Guarantor shall have notice or knowledge of any of the foregoing, each of which is specifically waived by each Guarantor. Each Guarantor warrants to the Lenders and the Administrative Agent that it has adequate means to obtain from each Borrower on a continuing basis information concerning the financial condition and other matters with respect to each Borrower and that it is not relying on any Lender or the Administrative Agent to provide such information either now or in the future.

4. Waivers, Etc. Each Guarantor unconditionally waives: (a) notice of any of the matters referred to in Paragraph 3 above; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights of any Lender or the Administrative Agent, including, without limitation, notice to the Guarantors of default, presentment to and demand of payment or performance from any Borrower and protest for non-payment or dishonor; (c) any right to the exercise by any Lender or the Administrative Agent of any right, remedy, power or privilege in connection with any of the Agreements; (d) any requirement of diligence or marshaling on the part of any Lender or the Administrative Agent; (e) any requirement that any Lender or the Administrative Agent, in the event of any default by any Borrower, first make demand upon or seek to enforce remedies against, any Borrower or any other Cumulative Guarantor before demanding payment under or seeking to enforce this Guaranty; (f) any right to notice of the disposition of any security which any Lender or the Administrative Agent may hold from any Borrower or otherwise and any right to object to the commercial reasonableness of the disposition of any such security; and (g) all errors and omissions in connection with any Lender’s or the Administrative Agent’s administration of any of the Guaranteed Obligations, any of the Agreements or any other Cumulative Guarantor, or any other act or omission of any Lender or the Administrative Agent which changes the scope of such Guarantor’s risk. The obligations of each Guarantor hereunder shall be complete and binding forthwith upon the execution of this Guaranty by it and subject to no condition whatsoever, precedent or otherwise, and notice of acceptance hereof or action in reliance hereon shall not be required.

5. Nature of Guaranty; Payments. This Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of payment and not a guaranty of collection, and is wholly independent of and in addition to other rights and remedies of any Lender or the Administrative Agent with respect to any Borrower, any collateral, any Cumulative Guarantor or otherwise, and it is not contingent upon the pursuit by any Lender or the Administrative Agent of any such rights and remedies, such pursuit being hereby waived by each Guarantor. The obligations of each Guarantor hereunder shall be continuing and shall continue (regardless of any statute of limitations otherwise applicable) and cover and include all the Guaranteed Obligations of each

3

Borrower accruing or in the process of accruing to the Lenders or the Administrative Agent before the Administrative Agent delivers to the Guarantors a release of this Guaranty, which is in writing and refers specifically to this Guaranty (or is a general release given in connection with termination of the Credit Agreement and payment in full thereof). Nothing shall discharge or satisfy the liability of any Guarantor hereunder except such a release or the full and irrevocable payment and performance of all of the Guaranteed Obligations and the expiration or termination of all the Agreements. All payments to be made by the Guarantors hereunder shall be made without set-offs or counterclaim, and each Guarantor hereby waives the assertion of any such set-offs or counterclaims in any proceeding to enforce its obligations hereunder. All payments to be made by each Guarantor hereunder shall be governed by the provisions of Section 3.4 of the Credit Agreement as if payments by a Borrower thereunder. Each Guarantor agrees that, if at any time all or any part of any payment previously applied by any Lender or the Administrative Agent to any of the Guaranteed Obligations must be returned by such Lender or the Administrative Agent for any reason, whether by court order, administrative order, or settlement and whether as a “voidable preference”, “fraudulent conveyance” or otherwise, each Guarantor remains liable for the full amount returned as if such amount had never been received by such Lender or the Administrative Agent, notwithstanding any termination of this Guaranty or any cancellation of any of the Agreements and the Guaranteed Obligations and all obligations of each Guarantor hereunder shall be reinstated in such case.

6. Evidence of Guaranteed Obligations. Each Lender’s and the Administrative Agent’s books and records showing the Guaranteed Obligations shall be admissible in any action or proceeding, shall be binding upon each Guarantor for the purpose of establishing the Guaranteed Obligations due from the Borrowers and shall constitute prima facie proof, absent manifest error, of the Guaranteed Obligations of the Borrowers to such Lender or the Administrative Agent, as well as the obligations of each Guarantor to such Lender or the Administrative Agent.

7. Subordination, Subrogation, Contribution, Etc. Each Guarantor agrees that all present and future indebtedness, obligations and liabilities of the Borrowers to such Guarantor shall be fully subordinate and junior in right and priority of payment to any indebtedness of the Borrowers to the Lenders, and no Guarantor shall have any right of subrogation, contribution (including but without limitation the contribution and subrogation rights granted below), reimbursement or indemnity whatsoever nor any right of recourse to security for the debts and obligations of the Borrowers unless and until all Guaranteed Obligations shall have been paid in full, such payment is not subject to any possibility of revocation or rescission and all Agreements have expired or been terminated. Subject to the preceding sentence, if any Guarantor makes a payment in respect of the Guaranteed Obligations it shall be subrogated to the rights of the payee against the Borrowers with respect to such payment and shall have the rights of contribution set forth below against all other Cumulative Guarantors and each Guarantor agrees that all other Cumulative Guarantors shall have the rights of contribution against it set forth below. If any Guarantor makes a payment in respect of the Guaranteed Obligations that is smaller in proportion to its Payment Share (as hereinafter defined) than such payments made by the other Cumulative Guarantors are in proportion to the amounts of their respective Payment Shares, such Guarantor shall, when permitted by the first sentence of this Section 7, pay to the other Guarantors an amount such that the net payments made by the Cumulative Guarantors in respect of the Guaranteed Obligations shall be shared among the Cumulative Guarantors pro rata in proportion to their respective Payment Shares. If any Guarantor receives any payment by way of subrogation that is greater in proportion to the amount of its Payment Share than the payments received by the other Cumulative Guarantors are in proportion to the amounts of their respective Payment Shares, such Guarantor shall, when permitted by the first sentence of this Section 7, pay to the other Cumulative Guarantors an amount such that the subrogation payments received by the Guarantors shall be shared among the Cumulative Guarantors pro rata in proportion to their respective Payment Shares.

4

For purposes of this Guaranty, the “Payment Share” of any Cumulative Guarantor shall be the sum of (a) the aggregate proceeds of the Guaranteed Obligations received by such Guarantor (and, if received subject to a repayment obligation, remaining unpaid on the Determination Date, as hereinafter defined), plus (b) the product of (i) the aggregate Guaranteed Obligations remaining unpaid on the date such Guaranteed Obligations become due and payable in full, whether by stated maturity, acceleration or otherwise (the “Determination Date”) reduced by the amount of such Guaranteed Obligations attributed to all of the Cumulative Guarantors pursuant to clause (a) above, times (ii) a fraction, the numerator of which is such Guarantor’s net worth on the effective date of this Guaranty (determined as of the end of the immediately preceding fiscal reporting period of the Guarantor), and the denominator of which is the aggregate net worth of all of the Cumulative Guarantors, determined for each Cumulative Guarantor on the respective effective date of the guaranty signed by such Cumulative Guarantor.

8. Assignment. Each Lender’s and the Administrative Agent’s successors and assigns (if pursuant to an assignment complying with Section 13.1 of the Credit Agreement) shall have the right to rely upon and enforce this Guaranty.

9. Joint and Several Obligations. Subject, for the avoidance of doubt, to the last sentence of Section 2(a) hereof, the obligations of the Guarantors hereunder and all other Cumulative Guarantors shall be joint and several and each Guarantor shall be liable for all of the Guaranteed Obligations to the extent provided herein regardless of any other Cumulative Guarantors, and each Lender and the Administrative Agent shall have the right, in its sole discretion to pursue its remedies against any Guarantor without the need to pursue its remedies against any other Cumulative Guarantor, whether now or hereafter in existence, or against any one or more Cumulative Guarantors separately or against any two or more jointly, or against some separately and some jointly.

10. Representations and Warranties. Each Guarantor hereby represents and warrants to the Lenders and the Administrative Agent that:

(a) the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or other charter documents or bylaws of such Guarantor, or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Guarantor, or result in the creation or imposition of any lien, security interest or other charge or encumbrance on any asset of such Guarantor;

(b) this Guaranty constitutes a legal, valid and binding agreement of each Guarantor, enforceable against the Guarantor in accordance with its terms;

(c) as of the date hereof, each of the following is true and correct for each Guarantor, after giving effect to Section 7: (i) the fair saleable value and the fair valuation of such Guarantor’s property is greater than the total amount of its liabilities (including contingent liabilities) and greater than the amount that would be required to pay its probable aggregate liability on its existing debts as they become absolute and matured, (ii) each Guarantor’s capital is not unreasonably small in relation to its current and/or contemplated business or other undertaken transactions, and (iii) each Guarantor does not intend to incur, or believe that it will incur, debt beyond its ability to pay such debts as they become due; and

(d) the Borrowers, the Guarantors and the other affiliates of the Borrowers are engaged as an integrated group in related businesses; that the integrated operation requires financing on such a basis that credit supplied to the Borrowers can be made available from time to time to various subsidiaries of the

5

Borrowers, as required for the continued successful operation of the integrated group as a whole; and that each Guarantor has requested the Lenders to continue to lend and to make credit available to the Borrowers for the purpose of financing the integrated operations of the Borrowers and its subsidiaries, including each Guarantor, with each Guarantor expecting to derive benefit, direct or indirectly, from the loans and other credit extended by the Lenders to the Borrowers, both in such Guarantor’s separate capacity and as a member of the integrated group, inasmuch as the successful operation and condition of each Guarantor is dependent upon the continued successful performance of the functions of the integrated group as a whole. Each of the Guarantors hereby determines and agrees that the execution, delivery and performance of this Guaranty are necessary and convenient to the conduct, promotion or attainment of the business of such Guarantor and in furtherance of the corporate purposes of such Guarantor.

11. Binding on Successors and Assigns. This Guaranty shall be the valid, binding and enforceable obligation of the Guarantors and their successors and assigns.

12. Indemnity. As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees with each Lender and the Administrative Agent that, should the Guaranteed Obligations not be recoverable from any Guarantor as guarantor under this Guaranty for any reason whatsoever (including, without limitation, by reason of any provision of any of the Guaranteed Obligations or the Agreements being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by any Lender or the Administrative Agent at any time, each Guarantor as original and independent obligor, upon demand by the Administrative Agent, will make payment to the Lenders and the Administrative Agent of the Guaranteed Obligations by way of a full indemnity; provided that in no event shall any Guarantor that is a Foreign Subsidiary be obligated to make payments in respect of any Guaranteed Obligations other than Guaranteed Obligations consisting of Obligations of Foreign Subsidiary Borrowers organized in the jurisdiction in which such Guarantor is organized.

13. Cumulative Rights and Remedies, Etc. The obligations of each Guarantor under this Guaranty are continuing obligations and a new cause of action shall arise in respect of each default hereunder. No course of dealing on the part of any Lender or the Administrative Agent, nor any delay or failure on the part of any Lender or the Administrative Agent in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power, or privilege or otherwise prejudice the Lenders’ or the Administrative Agent’s rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to any Lender or the Administrative Agent under this Guaranty is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Guaranty or by applicable law to the Lenders and the Administrative Agent may be exercised from time to time and as often as may be deemed expedient by any Lender or the Administrative Agent.

14. Severability. If any one or more provisions of this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby, and any provision hereunder found partially unenforceable shall be interpreted to be enforceable to the fullest extent possible. If at any time all or any portion of the obligation of any Guarantor under this Guaranty would otherwise be determined by a court of competent jurisdiction to be invalid, unenforceable or avoidable under Section 548 of the federal Bankruptcy Code or under any fraudulent conveyance or transfer laws or similar applicable law of any jurisdiction, then notwithstanding any other provisions of this Guaranty to the contrary such obligation or portion thereof of such Guarantor under this Guaranty shall be limited to the greatest of (i) the value of any quantified economic benefits accruing to such Guarantor as a result of this Guaranty, (ii) an amount equal to

6

95% of the excess on the date the relevant Guaranteed Obligations were incurred of the present fair saleable value of the assets of such Guarantor over the amount of all liabilities of such Guarantor, contingent or otherwise, and (iii) the maximum amount of which this Guaranty is determined to be enforceable.

15. Merger; Amendments; Headings. This Guaranty is intended as a final expression of the subject matter hereof and is also intended as a complete and exclusive statement of the terms hereof. Each Guarantor’s liability hereunder is independent of and in addition to its liability under any other guaranty previously of subsequently executed. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms hereof, nor are there any conditions to the full effectiveness of this Guaranty. None of the terms and provisions of this Guaranty may be waived, altered, modified or amended in any way except by an instrument in writing executed by duly authorized officers of the Administrative Agent and the Guarantors. The headings of the various paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms hereof.

16. CHOICE OF LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

17. WAIVER OF JURY TRIAL. EACH GUARANTOR, AND THE ADMINISTRATIVE AGENT AND EACH LENDER IN ACCEPTING THIS GUARANTY, HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

18. Submission To Jurisdiction; Waivers. (a) Each Guarantor hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect hereof, to the non-exclusive general jurisdiction of any United States federal or New York state court sitting in New York, New York and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at the address specified in Section 19, or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction where such Guarantor is domiciled; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

7

19. Notices. Any notice, demand, consent or request given or made to each Guarantor by any Lender or the Administrative Agent shall be deemed to have been duly given or made if sent in accordance with the provisions set forth in Section 14.1 of the Credit Agreement, to such Guarantor to the address, facsimile number or email address set forth below the name of such Guarantor on the signature page hereof, or at such other address, facsimile number or email address as such Guarantor may hereafter specify to the Administrative Agent in writing.

[Signatures to Follow]

8

EXECUTED and effective as of the day and year first above written.

DIEBOLD SST HOLDING COMPANY, INC.
DIEBOLD HOLDING COMPANY, INC.
DIEBOLD GLOBAL FINANCE CORPORATION
DIEBOLD LATIN AMERICA HOLDING COMPANY, LLC
DIEBOLD SOUTHEAST MANUFACTURING, INC.

By:
Print Name:
Their: Authorized Signatory

DIEBOLD SELF SERVICE SYSTEMS

By:
Print Name:
Its: Authorized Signatory

c/o Diebold, Incorporated
5995 Mayfair Road
North Canton, Ohio 44720-1507

9

EXHIBIT F

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of                 ,         , is entered into by                          (the “New Subsidiary Borrower”) pursuant to the Credit Agreement dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement”), among Diebold, Incorporated (the “Company”), the Subsidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

WITNESSETH:

WHEREAS, the parties to this Joinder Agreement wish to designate the New Subsidiary Borrower as a Subsidiary Borrower under the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. The New Subsidiary Borrower hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and the other Loan Documents and unconditionally agrees to: (a) join the Credit Agreement and the other Loan Documents as a Subsidiary Borrower, (b) be bound by, and hereby ratifies and confirms, all covenants, agreements, consents, submissions, appointments, acknowledgments and other terms and provisions attributable to a Subsidiary Borrower in the Credit Agreement and the other Loan Documents; and (c) perform all obligations required of it as a Subsidiary Borrower by the Credit Agreement and the other Loan Documents.

2. The New Subsidiary Borrower hereby represents and warrants that the representations and warranties with respect to it contained in, or made or deemed made by it in, the Credit Agreement and any other Loan Document are true and correct on the date hereof except to the extent any such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

3. The address and jurisdiction of formation of the New Subsidiary Borrower is set forth in Schedule A to this Joinder Agreement.

4. The Company agrees that its guarantee contained in Article IX of the Credit Agreement shall remain in full force and effect after giving effect to this Joinder Agreement, including without limitation after including the New Subsidiary Borrower as a Subsidiary Borrower under the Credit Agreement.

5. This Joinder Agreement shall be construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

6. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

1

7. This Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the day and year set forth above.

______________________,
as a Subsidiary Borrower

By:
Name:
Title:

DIEBOLD, INCORPORATED

By:
Name:
Title:

Accepted and Acknowledged:

JPMORGAN CHASE, N.A.,
as Administrative Agent

By:
Name:
Title:

2

Schedule A

New Subsidiary Borrower address:

New Subsidiary Borrower jurisdiction of formation:

3

EXHIBIT G

MANDATORY COSTS

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B - D) + E x 0.01	per cent. per annum
100 - (A+C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.9 of the Credit Agreement) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

1

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Exhibit G:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b) “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c) “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(e) “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f) “Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h) “Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

2

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Facility Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Exhibit G in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Exhibit G in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

3

EXHIBIT H

NOTE

, 20

                                  (“Borrower”), unconditionally promises to pay to the order of                          (“Lender”) on or before the [Facility Termination Date][maturity date for the Incremental Term Loan] (as defined in the Credit Agreement hereinafter referred to) for the account of its applicable Lending Installation the principal sum of                                  (                    ) [or the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, whichever is less,] [or, if less, the unpaid principal amount of the Incremental Term Loan] in immediately available funds at the Lending Installation of the Administrative Agent designated by the Administrative Agent for the Borrower, together with interest on the unpaid principal amount thereof at the rates and on the dates set forth in the Credit Agreement [and, without duplication, principal payments in the amounts and on the dates set forth in the Credit Agreement]

The Lender shall, and is hereby authorized to, record in accordance with its usual practice, [the date and amount of each Revolving Credit Loan], the date and amount of each principal payment and the date to which payment of this Note has been extended, provided, however, that failure to do so shall not affect the Borrower’s obligation to pay amounts due hereunder.

The Borrower expressly waives any presentments, demand, protest or notice in connection with this Note now, or hereafter, required by applicable law.

This Note is one of the Notes issued pursuant to the provisions of the Credit Agreement dated as of June 30, 2011 among Diebold, Incorporated, the Subsidiary Borrowers party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as it may be amended, restated or otherwise modified from time to time (the “Credit Agreement”), to which reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date extended or accelerated.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

By:

Title:

1

EXHIBIT I

FORM OF

COMMITMENT AND ACCEPTANCE

Dated:

Reference is made to the Credit Agreement dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement”), among Diebold, Incorporated, an Ohio corporation (the “Company”), the Subsidiary Borrowers from time to time parties thereto (together with the Company, the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to Section 2.19 of the Credit Agreement, the Company has requested[an [additional] tranche of Incremental Term Loans in the amount of $             ] [and] [an increase in the Aggregate Revolving Commitment from $             to $             ] . Such [ tranche of Incremental Term Loans] [and] [ increase in the Aggregate Revolving Commitment ] is to become effective on the date (the “Effective Date”) which is the later of (i)                  and (ii) the date on which the conditions precedent set forth in Section 2.19 in respect of such increase have been satisfied. In connection with such requested [tranche of Incremental Term Loans] [and] [increase in the Aggregate Revolving Commitment], the Company, the Administrative Agent and (the “Accepting Bank “) hereby agree as follows:

1. Effective as of the Effective Date,[the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a [Incremental Term Loan] [and] [Revolving] Commitment under and for purposes of the Credit Agreement in an amount equal to the ] [ the [Incremental Term Loan] [and] [Revolving] Commitment of the Accepting Bank under the Credit Agreement shall be increased from $ to the ] amount set forth opposite the Accepting Bank’s name on the signature page hereof.

[2. The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]

3. The Company hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties of the Company under the Loan Documents shall be true and correct in all material respects as though made on such date, other than representations given as of a particular date, in which case they shall be true and correct as of that date and (b) no event shall have occurred and then be continuing which constitutes a Default or an Unmatured Default.

1

4. THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment and Acceptance Agreement by telecopy or electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Commitment and Acceptance Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DIEBOLD, INCORPORATED

By:
Print Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Print Name:
Title:

[Incremental Term Loan][Revolving
Commitment] $	[ACCEPTING BANK]

By:
Print Name:
Title:

2

EXHIBIT J

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement”), among Diebold, Incorporated, an Ohio corporation (the “Company”), the Subsidiary Borrowers from time to time parties thereto (together with the Company, the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                              , 20[    ]

1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement”), among Diebold, Incorporated, an Ohio corporation (the “Company”), the Subsidiary Borrowers from time to time parties thereto (together with the Company, the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a credit agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                              , 20[    ]

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement”), among Diebold, Incorporated, an Ohio corporation (the “Company”), the Subsidiary Borrowers from time to time parties thereto (together with the Company, the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                              , 20[    ]

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 30, 2011 (as amended or modified from time to time, the “Credit Agreement”), among Diebold, Incorporated, an Ohio corporation (the “Company”), the Subsidiary Borrowers from time to time parties thereto (together with the Company, the “Borrowers”), the lenders from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a credit agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                              , 20[    ]

EXHIBIT K

(See attached)

EXHIBIT L

Money Transfer Instructions

As supplied by the Company to the Administrative Agent prior to closing

Wiring Instructions can be changed only with the written consent of two Authorized Officers

EXHIBIT M

COMPLIANCE CERTIFICATE

To:	The Administrative Agent and Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of June 30, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among DIEBOLD, INCORPORATED (the “Company”), certain Subsidiary Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                     , 1of the Company;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements (the “Covered Period”) or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with Sections 6.17 and 6.18 of the Agreement and calculations of the Applicable Margin, in each case as of the end of the Covered Period, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                      ,          .

[1]	Must be a Designated Financial Officer.

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement7

CALCULATION AS OF                     ,

A.	Leverage Ratio (Section 6.17)

1. Total Debt	$

(a) debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capitalized Lease Obligations or otherwise (see clause (i) of Total Debt)	$

(b) reimbursement obligations under outstanding Letters of Credit (see clause (ii) of Total Debt)	$

(c) Off-Balance Sheet Liabilities (see clause (iii) of Total Debt)	$

(d) Receivables Indebtedness(see clause (iii) of Total Debt)	$

(e) Guarantee Obligations (see clause (iv) of Total Debt)	$

(f) Debt secured by Liens (see clause (v) of Total Debt)	$

(g) Integrated Service Contract Debt included in (a) through (f)	$

(h) The lesser of clause (g) above or $125,000,000	$

Total Debt (a+b+c+d+e+f-g)	$

2. Unencumbered Cash	$

3. Total Net Debt (A1-A2)	$

4. Net Worth	$

[7]	All capitalized terms used herein have the meanings given such terms in the Credit Agreement.

5. Total Net Debt to Capitalization Ratio (Ratio of Line A3 to Line A3+ Line A4)		___________:1.00	(must be no greater than 0.50 to 1.00)

B. Interest Coverage Ratio (Section 6.18)	$

1. Consolidated net income of the Company and its Subsidiaries for past four fiscal quarters determined in conformity with GAAP	$

2. Income taxes for past four fiscal quarters subtracted in calculating Line B1	$

3. Interest Expense (without giving effect to the proviso to such definition) for past four fiscal quarters (Line B11)	$

4. Any extraordinary and non-recurring losses and non-cash charges and related tax effects in accordance with GAAP subtracted in calculating Line B1	$

5.      To the extent included in determining Line B1, the income of any Person (other than a Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during the past four fiscal quarters

$

6.      To the extent included in determining Line B1, the income of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries

$

7.      To the extent included in determining Line B1, gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP

$

8. To the extent included in determining Line B1,	$

any other extraordinary or non-recurring gains or other income not from the continuing operations of the Company or its Subsidiaries, and related tax effects in accordance with GAAP

9.      To the extent included in determining Line B1, the income of any Subsidiary of the Company (other than Subsidiaries which are not material in the aggregate as agreed upon between the Company and the Administrative Agent) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary

$

10. EBIT (sum of lines B1, B2, B3 and B4 minus B5, B6, B7, B8 and B9)	$

11. Interest Expense of the Company and its Subsidiaries for past four fiscal quarters (without giving effect to the proviso to such definition)	$

12. To the extent included in determining line B11, interest expense on the portion of Integrated Service Contract Debt that is excluded from Total Debt	$

13. Interest Expense for past four fiscal quarters (Line B11 minus B12)	$

14. Ratio of Line B10 to Line B13		_____________:1.00	(ratio of Line B10 to B13 must not be less than 5.00 to 1.00)